Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SAFESTITCH MEDICAL, INC.,

TWEETY ACQUISITION CORP.

and

TRANSENTERIX, INC.

Dated as of August 13, 2013

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AGREEMENT AND PLAN OF MERGER, dated as of August 13, 2013 (this “Agreement”), by and among SAFESTITCH MEDICAL, INC., a Delaware corporation (“SafeStitch”), TWEETY ACQUISITION CORP., a Delaware corporation and a direct wholly owned subsidiary of SafeStitch (“Merger Sub”), and TRANSENTERIX, INC., a Delaware corporation (“TransEnterix”).

WHEREAS, the respective Boards of Directors of SafeStitch and Merger Sub have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into TransEnterix, with TransEnterix surviving the Merger, on the terms and conditions set forth herein (the “Merger”);

WHEREAS, the Board of Directors of TransEnterix has approved this Agreement, and deems it in the best interest of TransEnterix and its stockholders that it consummate the Merger on the terms and conditions set forth herein and has recommended to the stockholders of TransEnterix that they adopt this Agreement and approve the Merger;

WHEREAS, SafeStitch and TransEnterix desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe various conditions to the Merger;

WHEREAS, certain existing stockholders of SafeStitch and TransEnterix intend to subscribe for shares of SafeStitch Common Stock, with the consummation of such subscription to occur immediately after the Closing (the “Equity Financing”), pursuant to the security purchase agreements entered into among SafeStitch and such stockholders prior to the Closing;

WHEREAS, in connection with the Equity Financing, SafeStitch shall enter into a registration rights agreement providing for the future registration of the SafeStitch Common Stock received in the Merger and in the Equity Financing (the “Registration Rights Agreement”);

WHEREAS, certain existing stockholders of SafeStitch and TransEnterix are entering into lock-up and voting agreements restricting their ability to transfer shares of SafeStitch Common Stock, including shares received in the Merger and in the Equity Financing, concurrently with this Agreement, and agreeing to take certain other actions in their capacity as stockholders of SafeStitch (the “Lock-up Agreements”);

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties intending to be legally bound hereby agree as follows:

ARTICLE I.

THE MERGER

Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into TransEnterix in accordance with the Delaware General Corporation Law (the “DGCL”). At the Effective Time, the separate corporate existence of Merger Sub shall cease, and TransEnterix shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware and shall succeed to and assume all of the rights and obligations of TransEnterix and Merger Sub in accordance with the DGCL and shall become, as a result of the Merger, a direct wholly owned subsidiary of SafeStitch.

Section 1.02. Closing. Unless this Agreement shall have been terminated pursuant to Section 8.01, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., PST, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Legal Requirements) of such conditions at such time), unless another time or date is agreed to by the parties hereto. The Closing shall be held at such location as is agreed to by the parties hereto. By agreement of the parties, the Closing may take place by delivery of documents required to be delivered hereby by facsimile or other electronic transmission, including by email attachment.

Section 1.03. Effective Time of the Merger. Upon the Closing, SafeStitch and TransEnterix will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the parties in writing and specified in the Certificate of Merger (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.04. Effects of the Merger. The Merger shall generally have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of TransEnterix and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of TransEnterix and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05. Certificate of Incorporation and By-laws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Legal Requirements, in each case consistent with the obligations set forth in Section 6.08.

(b) At the Effective Time, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Legal Requirements, in each case consistent with the obligations set forth in Section 6.08.

Section 1.06. Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation in the Merger until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b) The officers of TransEnterix at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

Section 1.07. Post-Merger Operations.

(a) Board Matters. Subject to Section 14(f) of the Exchange Act and Rule and Rule 14f-1 promulgated thereunder, SafeStitch shall take all necessary corporate action to cause the following to occur as of the Effective Time: (i) the number of directors constituting the Board of Directors of SafeStitch shall be nine (9), of which SafeStitch shall be entitled to designate three (3) directors (each, a “SafeStitch Designee”) and TransEnterix shall be entitled to designate six (6) directors (each, a “TransEnterix Designee” and the TransEnterix Designees together with the SafeStitch Designees, the “Board Designees”), in each case at any time prior to the Closing and in each case subject to such individuals’ ability and willingness to serve, (ii) the chairperson of the Board of Directors of SafeStitch will be a TransEnterix Designee, as designated by TransEnterix at any time prior to the Closing, subject to such individual’s ability and willingness to serve, and (iii) the committees of the Board of Directors of SafeStitch, and the chairpersons of each such committee, shall be allocated among the SafeStitch Designees and TransEnterix Designees in the

same proportion as their respective representation on the Board of Directors, subject to such individuals’ ability and willingness to serve; provided, that the parties shall cooperate in good faith to ensure that the Board of Directors of SafeStitch is composed of at least 50% “independent” directors (as determined by the rules of the Nasdaq) and the Audit Committee of the SafeStitch Board of Directors is composed of only those persons who qualify under the applicable rules of the Exchange Act and the Nasdaq to serve on the audit committee of the board of directors of a public company listed on a national securities exchange, and that one such person is an “audit committee financial expert” (as defined by Rule 407(d)(5)(ii) of Regulation S-K). If, prior to the Effective Time, any SafeStitch Designee or any TransEnterix Designee becomes unable or unwilling to serve as a director on the Board of Directors of SafeStitch, as Chairperson of the Board of Directors of SafeStitch or as a chairperson of a committee, then a replacement for such designee shall be designated by the party originally entitled to designate such individual.

(b) Executive Officers. Subject to such individuals’ ability and willingness to so serve, SafeStitch shall take all necessary corporate action so that the individuals designated in writing by TransEnterix at any time prior to Closing be appointed to the SafeStitch senior executive officer positions specified by TransEnterix, effective as of the Effective Time. If, prior to the Effective Time, any such individual(s) is(are) unwilling or unable to serve in such officer position(s) as of the Effective Time, then TransEnterix shall be entitled to appoint other individual(s) to serve in such officer position(s), and SafeStitch shall take all necessary corporate action to effect such appointments.

(c) Section 14(f) of the Exchange Act. Each of TransEnterix and SafeStitch shall provide sufficient information regarding their respective Board Designees to enable SafeStitch to make any filings required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. SafeStitch shall take all action required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under Section 1.07(a).

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of holders of any shares of TransEnterix Common Stock or any capital stock of Merger Sub:

(a) Cancellation of Certain TransEnterix Capital Stock. Each share of TransEnterix Capital Stock that is owned by TransEnterix, SafeStitch, Merger Sub or any Subsidiaries of SafeStitch (“Cancelled Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of TransEnterix Capital Stock.

(i) Each issued and outstanding share of TransEnterix Capital Stock (other than Cancelled Shares, Dissenting Shares and shares of TransEnterix Capital Stock held by Unaccredited Investors) shall be converted into the right to receive 1.1723 (the “Exchange Ratio”) fully paid and nonassessable shares of SafeStitch Common Stock (such aggregate amount, the “Stock Merger Consideration”). As of the Effective Time, all such shares of TransEnterix Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of TransEnterix Capital Stock (other than Unaccredited Investors) shall cease to have any rights with respect thereto, except the right to receive the Stock Merger Consideration as contemplated by this Section 2.01(b)(i) (and cash in lieu of fractional shares of SafeStitch Common Stock payable in accordance with Section 2.02(d)) to be issued or paid in consideration therefor upon the surrender of certificates in accordance with Section 2.02, without interest.

(ii) Each issued and outstanding share of TransEnterix Capital Stock held by Unaccredited Investors (other than Cancelled Shares and Dissenting Shares) shall be converted into the right to receive a cash payment equal to the Per Share Cash Consideration (the “Cash Merger Consideration”, and together with the Stock Merger Consideration, the “Merger Consideration”). As of the Effective Time, all such shares of TransEnterix Capital Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of TransEnterix Capital Stock shall cease to have any rights with respect thereto, except the right to receive the Cash Merger Consideration as contemplated by this Section 2.01(b)(ii) to be paid in consideration therefor upon the surrender of certificates in accordance with Section 2.02, without interest.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Dissenting Shares.

(i) Notwithstanding anything in this Agreement to the contrary, any shares of TransEnterix Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal or dissenters rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive Merger Consideration, and the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

(ii) Notwithstanding the provisions of Section 2.01(d)(i), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the applicable Merger Consideration in accordance with this Agreement, without interest, upon surrender of the certificate representing such shares.

(e) TransEnterix Options. The treatment of TransEnterix Stock Options shall be as set forth in Section 6.05.

(f) TransEnterix Warrants. The treatment of TransEnterix Warrants shall be as set forth in Section 6.07.

Section 2.02. Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, SafeStitch shall enter into an agreement with such bank or trust company as may be mutually agreed by SafeStitch and TransEnterix (the “Exchange Agent”), which agreement shall provide that SafeStitch shall deposit with the Exchange Agent at the Effective Time, for the benefit of the holders of shares of TransEnterix Capital Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of SafeStitch Common Stock representing the Stock Merger Consideration, and cash sufficient for the payment of the aggregate Cash Merger Consideration (such shares of SafeStitch Common Stock and cash to be deposited being hereinafter referred to as the “Exchange Fund”), provided, that in lieu of depositing shares of SafeStitch Common Stock with the Exchange Agent, SafeStitch may elect to instruct its transfer agent to issue shares of SafeStitch Common Stock directly to holders of shares of TransEnterix Capital Stock, in which case such transfer agent shall be deemed an agent of the Exchange Agent for purposes of issuing Stock Merger Consideration hereunder.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the tenth (10th) Business Day following the Effective Time, SafeStitch shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of TransEnterix Capital Stock (the “Certificates”) whose shares were converted into the right to receive Merger Consideration, (i) a letter of transmittal (which (a) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and (b) shall be in such form and have such other provisions as SafeStitch and TransEnterix may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing whole shares of SafeStitch Common Stock and cash as Cash Merger Consideration or cash in lieu of fractional shares pursuant to Section 2.02(d). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such

Certificate shall be entitled to receive in exchange therefor that number of whole shares of SafeStitch Common Stock, or cash in the amount of the Cash Merger Consideration, that such holder has the right to receive pursuant to the provisions of this Article II, and cash in lieu of any fractional share of SafeStitch Common Stock in accordance with Section 2.02(d), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of TransEnterix Capital Stock that is not registered in the transfer records of TransEnterix, the proper number of shares of SafeStitch Common Stock (or the proper amount of Cash Merger Consideration) may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of SafeStitch Common Stock (or the payment of cash consideration) to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of SafeStitch that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, and cash in lieu of any fractional share of SafeStitch Common Stock, in accordance with Section 2.02(d). No interest shall be paid or will accrue on the Merger Consideration or any other cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in TransEnterix Capital Stock; Closing of Transfer Books. All shares of SafeStitch Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of TransEnterix Capital Stock theretofore represented by such Certificates, subject, however, to TransEnterix’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by TransEnterix on such shares of TransEnterix Capital Stock that remain unpaid at the Effective Time. As of the Effective Time, the stock transfer books of TransEnterix shall be closed, and there shall be no further registration of transfers on the stock transfer books of TransEnterix of the shares of TransEnterix Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to TransEnterix, SafeStitch or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise required by Legal Requirements.

(d) No Fractional Shares. No certificates or scrip representing fractional shares of SafeStitch Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of SafeStitch shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of SafeStitch but, in lieu thereof, each holder of such Certificate will be entitled to a cash payment in accordance with the provisions of this Section 2.02(d). For purposes of calculating the amount of such cash payment (if any) due to any former holder of TransEnterix Capital Stock, SafeStitch shall aggregate the total number of shares of TransEnterix Capital Stock represented by the Certificates surrendered by such holder and calculate the number of whole shares of SafeStitch Common Stock issuable based on such aggregate number. If, after such aggregation, any fractional share of

TransEnterix Common Stock would otherwise be issuable to such holder, then such holder shall instead be entitled to receive, in lieu of such fractional share, an amount in cash equal to the product of such fraction multiplied by the SafeStitch Trading Price, without interest thereon. At the Effective Time, SafeStitch shall deposit with the Exchange Agent as part of the Exchange Fund an amount in cash equal to the estimated amount required to pay for all such fractional shares. If at any time during the term of the Exchange Fund, there shall be insufficient cash to pay for fractional shares, then, upon notice thereof by the Exchange Agent to SafeStitch, SafeStitch shall promptly deposit with the Exchange Agent an amount in cash necessary to pay the amounts so required in respect of such fractional shares.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to SafeStitch, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to SafeStitch for payment of their claim for Merger Consideration and any cash in lieu of fractional shares of SafeStitch Common Stock, in each case in accordance with this Agreement, and any dividends or distributions with respect to SafeStitch Common Stock issuable to such holders as Merger Consideration in accordance with this Agreement.

(f) No Liability. None of SafeStitch, TransEnterix, Merger Sub, the Surviving Corporation or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any shares of SafeStitch Common Stock, any cash in lieu of fractional shares of SafeStitch Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements. If any Certificate shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, or any cash payable to the holder of such Certificate formerly representing TransEnterix Capital Stock pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration, or such cash for fractional shares shall, to the extent permitted by applicable Legal Requirements, become the property of SafeStitch, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Withholding Rights. SafeStitch and the Exchange Agent shall be entitled to deduct and withhold from any Merger Consideration payable pursuant to this Agreement to any Person who was a holder of TransEnterix Capital Stock immediately prior to the Effective Time such amounts as SafeStitch and the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable federal, state, local or foreign tax Legal Requirements. To the extent that amounts are so withheld by SafeStitch or the Exchange Agent and duly paid over to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(h) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SafeStitch, the posting by such Person of a bond in such reasonable amount as SafeStitch may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

(i) Adjustments to Prevent Dilution. In the event that TransEnterix changes the number of shares of TransEnterix Capital Stock or securities convertible or exchangeable into or exercisable for shares of TransEnterix Capital Stock, or SafeStitch changes the number of shares of SafeStitch Common Stock or securities convertible or exchangeable into or exercisable for shares of SafeStitch Common Stock, issued and outstanding prior to the Effective Time, in each case as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction, the Exchange Ratio shall be ratably adjusted; provided, however, that nothing in this Section 2.02(i) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(j) Legends. The shares of SafeStitch Common Stock issued as Stock Merger Consideration pursuant to this Agreement will not be registered under the Securities Act or the securities laws of any State, and each certificate evidencing any such shares of SafeStitch Common Stock shall bear a restrictive legend substantially in the following form:

THE SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF SAFESTITCH MEDICAL, INC., A DELAWARE CORPORATION (THE “COMPANY”), EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF TRANSENTERIX

Except as set forth in the corresponding section of the TransEnterix Disclosure Letter, TransEnterix represents and warrants to SafeStitch and Merger Sub as follows:

Section 3.01. Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. TransEnterix (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on TransEnterix.

(b) Charter Documents. TransEnterix has delivered or made available to SafeStitch a true and correct copy of the Certificate of Incorporation and Bylaws of TransEnterix, each as amended to date (collectively, the “TransEnterix Charter Documents”), and each such instrument is in full force and effect. TransEnterix is not in violation of any of the provisions of the TransEnterix Charter Documents.

(c) Subsidiaries. TransEnterix does not have any Subsidiaries and does not own any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

Section 3.02. Capital Structure.

(a) Capital Stock. The authorized capital stock of TransEnterix consists of: (i) 114,000,000 shares of common stock, par value $0.001 per share (“TransEnterix Common Stock”) and (ii) 66,693,245 shares of preferred stock, par value $0.001 per share (“TransEnterix Preferred Stock” and together with TransEnterix Common Stock, “TransEnterix Capital Stock”), 5,734,402 of which shares have been designated as Series A Preferred Stock, 11,504,298 of which shares have been designated as Series B Preferred Stock, and 49,454,545 of which shares have been designated as Series B-1 Preferred Stock. As of the date hereof and as of the Closing Date (subject, solely with respect to the Closing Date, to the exercise of TransEnterix Options and TransEnterix Warrants issued and outstanding as of the date hereof): (i) 4,674,657 shares of TransEnterix Common Stock were issued and outstanding; (ii) 5,696,261 shares of Series A Preferred Stock were issued and outstanding; (iii) 11,489,972 shares of Series B Preferred Stock were issued and outstanding; (iv) 45,998,220 shares of Series B-1 Preferred Stock were issued and outstanding; (vi) 15,868,755 shares of TransEnterix Common Stock were reserved for issuance upon exercise of options granted pursuant to TransEnterix Stock Plan (the “TransEnterix Options”), 13,596,495 of which were issued and outstanding; and (vii) 1,212,120 shares of TransEnterix Series B-1 Preferred Stock are issuable pursuant to outstanding warrants for the purchase of TransEnterix Series B-1 Preferred Stock (the “TransEnterix Warrants”) (which TransEnterix Warrants shall convert into warrants for TransEnterix Common Stock upon the Preferred Stock Conversion and subsequently convert into warrants for SafeStitch Common Stock pursuant to Section 6.07). All of the outstanding shares of capital stock of TransEnterix are, and all shares of capital stock of TransEnterix which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b) Stock Options. Section 3.02(b) of the TransEnterix Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all holders of outstanding

TransEnterix Stock Options, including the number of shares of TransEnterix Capital Stock subject to each TransEnterix Stock Option, the date of grant, the vesting schedule (and the terms of any acceleration thereof), whether the TransEnterix Stock Option is early exercisable, the exercise price per share, the tax status of such option under Section 422 of the Code, whether such TransEnterix Stock Option is subject to Section 409A of the Code, the term of each TransEnterix Stock Option and the plan from which such TransEnterix Stock Option was granted.

(c) Other Securities. Except as otherwise set forth in this Section 3.02, as of the date hereof, there are no securities, options, warrants, calls, rights, Contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which TransEnterix is a party or by which any of them is bound obligating TransEnterix to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting debt or other voting securities of TransEnterix, or obligating TransEnterix to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of TransEnterix Capital Stock, all outstanding TransEnterix Options and TransEnterix Warrants have been issued and granted in compliance in all material respects with all applicable securities Legal Requirements and all other applicable Legal Requirements. There are not any outstanding Contracts of TransEnterix that require TransEnterix to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, TransEnterix. TransEnterix is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, TransEnterix and, to the Knowledge of TransEnterix, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, TransEnterix.

Section 3.03. Authority; Non-Contravention; Necessary Consent.

(a) Authority. TransEnterix has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement by TransEnterix’s stockholders, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of TransEnterix and no other corporate proceedings on the part of TransEnterix are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement and the transactions contemplated herein by TransEnterix’s stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of (i) a majority of the issued and outstanding shares of TransEnterix Common Stock and TransEnterix Preferred Stock (on an as-converted to TransEnterix Common Stock basis), voting together as a single class, and (ii) sixty-four percent (64%) of the issued and outstanding shares of TransEnterix Preferred Stock, voting together as a single class are the only votes of the holders of any class or series of TransEnterix Capital Stock necessary to adopt this Agreement, approve the Merger and consummate the Merger, approve the Preferred Stock Conversion, waive the liquidation provisions of the TransEnterix Charter Documents applicable to shares of TransEnterix

Preferred Stock, and approve the other transactions contemplated hereby (collectively, the “TransEnterix Stockholder Approval”). This Agreement has been duly executed and delivered by TransEnterix and, assuming due execution and delivery by SafeStitch and Merger Sub, constitutes a valid and binding obligation of TransEnterix, enforceable against TransEnterix in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Legal Requirements affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(b) Non–Contravention. The execution and delivery of this Agreement by TransEnterix does not, and performance of this Agreement by TransEnterix will not: (i) conflict with or violate TransEnterix Charter Documents, (ii) subject to obtaining the TransEnterix Stockholder Approval and compliance with the requirements set forth in Section 3.03(c), conflict with or violate any Legal Requirement applicable to TransEnterix or by which TransEnterix or any of its properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair TransEnterix’s rights or alter the rights or obligations of any Person under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of TransEnterix pursuant to any TransEnterix Material Contract.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by TransEnterix in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which TransEnterix and/or SafeStitch are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or other) Legal Requirements, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (iv) such other consents, authorizations, filings, approvals and registrations set forth in Section 3.03(c) of the TransEnterix Disclosure Letter and (v) such consents, authorizations, filings, approvals and registrations, which if not obtained or made would not be material, individually or in the aggregate, to TransEnterix. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) and (ii) are referred to herein as the “Necessary Consents.”

Section 3.04. Financial Statements; Internal Controls

(a) Section 3.04 of the TransEnterix Disclosure Letter includes a complete copy of TransEnterix’s unaudited balance sheet, income statement and statement of cash flows of TransEnterix as of and for the six month period ended June 30, 2013, and the audited balance sheet, income statement and statement of cash flows of TransEnterix for the years ended December 31, 2011 and December 31, 2012 (collectively, the “TransEnterix Financial Statements”). The TransEnterix Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other. The TransEnterix Financial Statements present fairly the financial condition and operating results of TransEnterix as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments (none of which, individually or in the aggregate, are material). TransEnterix maintains a standard system of accounting established and administered in accordance with GAAP. TransEnterix’s unaudited balance sheet as of June 30, 2013, is referred to as the “TransEnterix Balance Sheet.”

(b) TransEnterix’s books and records have been maintained in accordance with sound business practices and all applicable Legal Requirements and reflect all financial transactions of TransEnterix that are required to be reflected in accordance with GAAP. TransEnterix maintains books and records accurately reflecting, in all material respects, its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (1) transactions are executed with management’s authorization; (2) transactions are recorded as necessary to permit preparation of TransEnterix’s financial statements and to maintain accountability for each asset of TransEnterix; (3) the reporting of TransEnterix’s assets is compared with existing assets at regular intervals; and (4) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 3.05. Undisclosed Liabilities. Except as disclosed in the TransEnterix Financial Statements, since the date of TransEnterix Balance Sheet through the date hereof, TransEnterix has no liabilities (whether or not of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP) which are, individually or in the aggregate, material to TransEnterix, except for (i) liabilities shown on the TransEnterix Balance Sheet, (ii) liabilities which have arisen in the ordinary course of business since the date of TransEnterix Balance Sheet, (iii) liabilities incurred pursuant to Contracts in effect as of the date hereof or (iv) liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

Section 3.06. Absence of Certain Changes or Events. Since the date of the TransEnterix Balance Sheet and through the date hereof, TransEnterix has not taken any actions (or entered into a binding commitment to take any actions) which, if taken on or after the date hereof, would have required SafeStitch’s consent pursuant to Section 5.01(b).

Section 3.07. Taxes.

(a) Tax Returns and Audits.

(i) TransEnterix has prepared and timely filed all material Tax Returns required to be filed relating to any and all Taxes concerning or attributable to TransEnterix, or its operations, and such Tax Returns have been completed in accordance with applicable Legal Requirements in all material respects.

(ii) TransEnterix has paid or withheld all Taxes required to be paid or withheld with respect to their Employees and have paid over to the appropriate Taxing authority all such Taxes.

(iii) TransEnterix has not executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Tax Return of TransEnterix is presently in progress, nor has TransEnterix been notified in writing of any request for such an audit or other examination.

(v) TransEnterix does not have any liabilities for unpaid Taxes which have not been accrued or reserved on the TransEnterix Balance Sheet in accordance with GAAP, and TransEnterix has not incurred any liability for Taxes since the date of TransEnterix Balance Sheet other than in the ordinary course of business.

(vi) There are no Liens on the assets of TransEnterix relating to or attributable to Taxes other than Permitted Liens.

(vii) TransEnterix is not, nor has been, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(viii) TransEnterix (a) has not ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was TransEnterix), (b) does not owe any amount under any Tax sharing, indemnification or allocation agreement, (c) does not have any liability for the Taxes of any Person (other than TransEnterix ) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by contract, or otherwise.

(ix) TransEnterix has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

Section 3.08. Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 3.08(a) of the TransEnterix Disclosure Letter lists as of the date hereof (i) all TransEnterix Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of TransEnterix Registered Intellectual Property has been issued or registered and (ii) any litigation, opposition, reexamination, interference proceeding, nullity action, reissue proceeding, cancellation, objection, claim or other equivalent proceeding or action pending or, to the Knowledge of TransEnterix, asserted with respect to any TransEnterix Registered Intellectual Property.

(b) Validity. All TransEnterix Intellectual Property owned by TransEnterix and, to the Knowledge of TransEnterix, all TransEnterix Intellectual Property licensed by TransEnterix from third parties is valid and subsisting as of the date hereof, except as would not be material, individually or in the aggregate, to TransEnterix.

(c) Ownership. To the Knowledge of TransEnterix, as of the date hereof, TransEnterix owns the TransEnterix Intellectual Property free and clear of Liens other than (i) Permitted Liens, (ii) encumbrances, licenses, restrictions or other obligations arising under any of the TransEnterix IP Contracts, and (iii) Liens that would not be, individually or in the aggregate, material to TransEnterix. TransEnterix or its Subsidiaries has sufficient rights to use third Person Intellectual Property used by TransEnterix in and material to the conduct of TransEnterix’s business, as such third Person Intellectual Property are currently used by TransEnterix.

(d) Registration. All necessary registration, maintenance and renewal fees for each material item of TransEnterix Registered Intellectual Property have been made in the U.S., and to the Knowledge of TransEnterix, in all applicable non-U.S. jurisdictions, and all necessary documents, recordations and certificates in connection with such TransEnterix Registered Intellectual Property have been filed with the relevant Governmental Entities in the U.S., and to the Knowledge of TransEnterix, in all applicable non-U.S. jurisdictions, for the purposes of prosecuting, maintaining or perfecting such TransEnterix Registered Intellectual Property.

(e) TransEnterix IP Contracts.

(i) Section 3.08(e) of the TransEnterix Disclosure Letter lists as of the date hereof all TransEnterix IP Contracts.

(ii) As of the date hereof, (A) all TransEnterix IP Contracts are in force and effect and (B) no party thereto is in material breach thereof.

(iii) The consummation of the Merger will not result in the breach or other violation of any TransEnterix IP Contract that would allow any other Person thereto to modify, cancel, terminate or otherwise suspend the operation thereof.

(iv) Following the Effective Time, the Surviving Corporation will be permitted to exercise all of TransEnterix’s rights under all TransEnterix IP Contracts (including, without limitation, the right to receive royalties), to the same extent TransEnterix would have been able to had the Merger not occurred and without being required to pay any material additional amounts or consideration other than fees, royalties or payments which TransEnterix would otherwise be required to pay had the Merger not occurred.

(v) The Merger will not result in any TransEnterix Intellectual Property or the TransEnterix Business being subject to any non-compete or other restriction on its use or operation.

(f) No Infringement. To the Knowledge of TransEnterix, the TransEnterix Business does not infringe or misappropriate the Registered Intellectual Property of any third Person or, to the Knowledge of TransEnterix, constitute unfair competition or unfair trade practices under the Legal Requirements of any jurisdiction.

(g) No Notice of Infringement. TransEnterix has not received written notice from any third Person that the TransEnterix Business infringes or misappropriates the Intellectual Property of such third Person or constitutes unfair competition or unfair trade practices under the Legal Requirements of any jurisdiction.

(h) No Third Party Infringement. To the Knowledge of TransEnterix, no Person is infringing or misappropriating any TransEnterix Intellectual Property.

(i) Proprietary Information Agreements. TransEnterix have taken reasonable steps to protect TransEnterix’s rights in TransEnterix’s confidential information and trade secrets within TransEnterix Intellectual property that it wishes to protect, except where the failure to do so would not be, individually or in the aggregate, material to TransEnterix.

Section 3.09. Compliance. TransEnterix is not in any material respect in conflict with, or in default or in violation of, any Legal Requirement applicable to TransEnterix or by which TransEnterix or any of its businesses or properties is bound or affected, including, Legal Requirements relating to anticompetitive or unfair pricing or trade practices, false advertising, consumer protection, export or import controls, government contracting, antikickback compliance, occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination. There is no judgment, injunction, order or decree binding upon TransEnterix which has or would reasonably be expected to have the effect of prohibiting or materially impairing the TransEnterix Business or the parties’ ability to consummate the transactions contemplated herein.

Section 3.10. Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of TransEnterix, threatened against TransEnterix, before any court, governmental department, commission, agency, instrumentality or authority, including any such claims, suits, actions or proceedings seeking to restrain or enjoin the consummation of the transactions contemplated hereby.

Section 3.11. Employee Plans.

(a) Schedule. Section 3.11(a) of the TransEnterix Disclosure Letter sets forth a complete and correct list as of the date hereof of each TransEnterix Employee Plan and each TransEnterix Employee Agreement. Neither TransEnterix nor any of its ERISA Affiliates has any commitment to establish any new TransEnterix Employee Plan or TransEnterix Employee Agreement, to materially modify any TransEnterix Employee Plan or TransEnterix Employee Agreement (except to the extent required by applicable Legal Requirements or to conform any such TransEnterix Employee Plan or TransEnterix Employee Agreement to any Legal Requirements or as required by this Agreement), or to adopt or enter into any TransEnterix Employee Plan or TransEnterix Employee Agreement.

(b) Documents. TransEnterix has provided or made available to SafeStitch correct and complete copies of: (i) all documents embodying each TransEnterix Employee Plan and each TransEnterix Employee Agreement, including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each TransEnterix Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each TransEnterix Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each TransEnterix Employee Plan; (iv) if TransEnterix Employee Plan is funded, the most recent annual and periodic accounting of TransEnterix Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each TransEnterix Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters; and (vii) the three (3) most recent plan years discrimination tests for each TransEnterix Employee Plan for which such test is required.

(c) Benefit Plan Compliance. In all material respects, each TransEnterix Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA or the Code. Any TransEnterix Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. For each TransEnterix Employee Plan that is intended to be qualified under Section 401(a) of the Code, to TransEnterix’s Knowledge, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any TransEnterix Employee Plan. There are no current actions, suits or claims pending, or, to the Knowledge of TransEnterix, threatened or reasonably anticipated (other than routine claims for benefits) against any TransEnterix Employee Plan or against the assets of any TransEnterix Employee Plan that would reasonably be expected to result in material liability to

TransEnterix. Neither TransEnterix nor any of its ERISA Affiliate is subject to any penalty or tax with respect to any TransEnterix Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code that would reasonably be expected to result in material liability to TransEnterix.

(d) No Pension or Welfare Plans. Neither TransEnterix nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in ERISA or the Code; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No TransEnterix Employee Plan provides health benefits that are not fully insured through an insurance contract.

(e) No Post-Employment Obligations. Except as set forth in Section 3.11(e) of the TransEnterix Disclosure Letter, no TransEnterix Employee Plan or TransEnterix Employee Agreement provides, or reflects or represents any material liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(f) Effect of Transaction. Except as set forth on Section 3.11(f) of the TransEnterix Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any TransEnterix Employee Plan or TransEnterix Employee Agreement that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any TransEnterix Employee.

(g) Employment Matters. TransEnterix is not in conflict with, or in default under or in violation of, any applicable foreign, federal, state and local Legal Requirements, or collective bargaining agreements or arrangements respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, and wages and hours, except for those conflicts, defaults or violations that, individually or in the aggregate, would not be material, individually or in the aggregate, to TransEnterix.

(h) Labor. TransEnterix is not a party to any collective bargaining agreement or union contract with respect to TransEnterix Employees and no collective bargaining agreement is being negotiated by TransEnterix. There is no labor dispute, strike or work stoppage against TransEnterix pending or, to the Knowledge of TransEnterix, threatened or reasonably anticipated. As of the date hereof, there are no actions, suits, claims, or proceedings pending, or, to the Knowledge of TransEnterix, threatened against TransEnterix, relating to any labor, safety or discrimination matters involving any TransEnterix Employee, including, without limitation, charges of material unfair labor practices or discrimination complaints.

(i) Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) to which TransEnterix is a party complies in all material respects with the requirements of paragraph (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements.

Section 3.12. Real Property. TransEnterix does not own any real property. Section 3.12 of the TransEnterix Disclosure Letter sets forth a list of the real property currently leased, subleased or licensed by or from TransEnterix (the “TransEnterix Leased Real Property”). TransEnterix have provided or otherwise made available to SafeStitch true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the TransEnterix Leased Real Property, including all amendments, terminations and modifications thereof (the “TransEnterix Leases”). There is not, under any of the TransEnterix Leases, any material default by TransEnterix, nor, to the Knowledge of TransEnterix, by and other party thereto. There are no other parties occupying, or with a right to occupy, the TransEnterix Leased Real Property other than TransEnterix. The TransEnterix Leased Real Property is in operating condition (normal wear and tear excepted).

Section 3.13. Assets. With respect to the machinery, equipment, furniture, fixtures and other tangible property and assets purported to be owned, leased or used by TransEnterix, TransEnterix owns, or has a valid leasehold interest in, all such assets free and clear of all Liens, except Permitted Liens, and such assets are in good operating condition (normal wear and tear excepted). The assets owned or leased by TransEnterix constitute all of the personal property reasonably necessary for TransEnterix to carry on its business as currently conducted. For purposes of clarity, this Section 3.13 does not relate to real property (such items being the subject of Section 3.12) or Intellectual Property (such items being the subject of Section 3.08).

Section 3.14. Environmental Matters. Except as would not reasonably be expected to result in a material liability to TransEnterix, (i) TransEnterix is in compliance with all Environmental Laws; (ii) TransEnterix has not received any written notice of any claim or order alleging TransEnterix’s violation of, or liability under any Environmental Law which has not heretofore been cured; and (iii) there is no action or proceeding pending, or to the Knowledge of TransEnterix, threatened against TransEnterix alleging TransEnterix’s failure to comply with Environmental Laws. The parties agree that the only representations and warranties of TransEnterix in this Agreement which relate to Environmental Laws or Hazardous Materials are those contained in this Section 3.14.

Section 3.15. Contracts.

(a) Schedule. Section 3.15(a) of the TransEnterix Disclosure Letter sets forth a list of all TransEnterix Material Contracts to which TransEnterix is a party or is bound by as of the date hereof.

(b) No Breach. Each TransEnterix Material Contract is a legal, valid, binding agreement, and all TransEnterix Material Contracts are enforceable against TransEnterix and, to the Knowledge of TransEnterix, against the other parties thereto except in each case (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Legal Requirements affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. TransEnterix has not materially violated any provision of any TransEnterix Material Contract, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of any TransEnterix Material Contract.

Section 3.16. FDA Compliance.

(a) Except as set forth in Section 3.16(a) of the TransEnterix Disclosure Letter, the operation of the TransEnterix Business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of TransEnterix Products, is and, during the three (3) year period ending on June 30, 2013 has been, in material compliance with all applicable Legal Requirements and TransEnterix Permits.

(b) Except as set forth in Section 3.16(b) of the TransEnterix Disclosure Letter, during the three (3) year period ending on June 30, 2013, TransEnterix has not had any product or manufacturing site subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or, to the Knowledge of TransEnterix, requests or requirements to make changes to TransEnterix Products that if not complied with would reasonably be expected to result in a material liability to TransEnterix, or similar correspondence or written notice from the FDA or other Governmental Entity in respect of the TransEnterix Business and alleging or asserting noncompliance with any applicable Legal Requirements, TransEnterix Permits or such requests or requirements of a Governmental Entity, and, to the Knowledge of TransEnterix, neither the FDA nor any Governmental Entity is considering such action.

(c) Each of TransEnterix has all Permits necessary to conduct its business as presently conducted, including all such Permits required by the FDA or any other applicable Governmental Entity responsible for the oversight and approval of the research, development or commercialization of medical device products (collectively with the FDA, “Regulatory Authorities”), except those Permits the absence of which, individually or in the aggregate, is not material to TransEnterix and its Subsidiaries, taken as a whole (collectively, “TransEnterix Permits”). All such Permits are valid and in full effect, and no suspension, revocation or termination of any such Permit is pending or, to the knowledge of TransEnterix, threatened, except for such noncompliance, suspensions or cancellations with respect to such Permits that, individually or in the aggregate, are not material to TransEnterix and its Subsidiaries, taken as a whole.

(d) To the Knowledge of TransEnterix, TransEnterix is not the subject of any pending or threatened investigation in respect of TransEnterix or TransEnterix Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(e) Neither the TransEnterix, nor to the knowledge of the TransEnterix, any officer, employee, consultants, contractors, clinical investigators or agent of TransEnterix has been (i) debarred, or convicted of any crime that would reasonably be expected to result in debarment, under 21 U.S.C. Section 335a or any similar state or foreign Legal Requirement or (ii) excluded, or convicted of any crime that would reasonably be expected to result in exclusion under 42 U.S.C. Section 1320a–7, or in each case any similar state or foreign applicable Legal Requirement.

(f) Neither TransEnterix, nor, to the knowledge of the TransEnterix, any of their respective managers, directors, officers, agents, or employees acting on behalf of or in the name of TransEnterix or any of its Subsidiaries have, in any material way: (i) offered or used any corporate funds for any unlawful contribution to any political campaign or activity; (ii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable equivalent Legal Requirements concerning bribing a foreign public official and the accuracy of books and records; or (iii) offered or given any bribe, kickback or other payment or remuneration to any healthcare professional in violation of applicable Legal Requirements.

Section 3.17. Insurance. TransEnterix maintains insurance policies providing coverage described on Section 3.17 of the TransEnterix Disclosure Letter. All of such policies are in full force and effect, and TransEnterix is not in default with respect to any material provision of any of such policies. TransEnterix has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it or to materially increase the premiums therefor. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and TransEnterix is otherwise in compliance with the terms of such policies and bonds.

Section 3.18. Takeover Statutes. The Board of Directors of TransEnterix has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions DGCL Section 203, to the extent applicable. To TransEnterix’s Knowledge, no other state takeover or similar statute or regulation (each, a “Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 3.19. Brokers’ and Finders’ Fees; Fees and Expenses. Except for fees payable to Perella Weinberg Partners, TransEnterix has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SAFESTITCH AND MERGER SUB

Except as set forth in the corresponding section of the SafeStitch Disclosure Letter, SafeStitch and Merger Sub represent and warrant to TransEnterix as follows:

Section 4.01. Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power; Subsidiaries. SafeStitch and each of its Subsidiaries, including Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on SafeStitch.

(b) Charter Documents. SafeStitch has delivered or made available to TransEnterix a true and correct copy of the Certificate of Incorporation and Bylaws of SafeStitch, each as amended to date (collectively, the “SafeStitch Charter Documents”) and (ii) the Certificate of Incorporation and Bylaws, or like organizational documents (collectively, “SafeStitch Subsidiary Charter Documents”), of each of its Subsidiaries (including Merger Sub), and each such instrument is in full force and effect. SafeStitch is not in violation of any of the provisions of the SafeStitch Charter Documents and each of its Subsidiaries is not in violation of its respective SafeStitch Subsidiary Charter Documents.

(c) Subsidiaries. Section 4.01(c) of SafeStitch Disclosure Letter sets forth each Subsidiary of SafeStitch as of the date hereof. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned by SafeStitch, a wholly owned Subsidiary of SafeStitch, or SafeStitch and another wholly-owned Subsidiary of SafeStitch, free and clear of all Liens, except for Permitted Liens, and are duly authorized, validly issued, full paid and nonassessable. Other than the Subsidiaries of SafeStitch, neither SafeStitch nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

Section 4.02. Capital Structure.

(a) Capital Stock. The authorized capital stock of SafeStitch consists of: (i) 250,000,000 shares of common stock, par value $0.001 per share (“SafeStitch Common Stock”) and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share (“SafeStitch Preferred Stock” and together with SafeStitch Common Stock, “SafeStitch Capital Stock”). As of the date hereof: (i) 61,699,276 shares of SafeStitch Common Stock were issued and outstanding; (ii) no shares of SafeStitch Preferred Stock were issued and outstanding; (iii) 5,000,000 shares of SafeStitch Common Stock were reserved for issuance upon exercise of options granted pursuant to the SafeStitch Stock Plan (the “SafeStitch Options”), 3,547,000 of which were issued and outstanding; and (iv) 6,048,000 shares of SafeStitch Common Stock are issuable pursuant to outstanding warrants for the purchase of SafeStitch Common Stock (the “SafeStitch Warrants”). All of the outstanding shares of capital stock of SafeStitch are, and all shares of capital stock of SafeStitch which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b) Stock Options. Section 4.02(b) of the SafeStitch Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all holders of outstanding SafeStitch Stock Options, including the number of shares of SafeStitch Capital Stock subject to each SafeStitch Stock Option, the date of grant, the vesting schedule (and the terms of any acceleration thereof), whether the SafeStitch Stock Option is early exercisable, the exercise price per share, the tax status of such option under Section 422 of the Code, whether such SafeStitch Stock Option is subject to Section 409A of the Code, the term of each SafeStitch Stock Option and the plan from which such SafeStitch Stock Option was granted.

(c) Other Securities. Except as otherwise set forth in this Section 4.02, as of the date hereof, there are no securities, options, warrants, calls, rights, Contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which SafeStitch or any of its Subsidiaries is a party or by which any of them is bound obligating SafeStitch or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting debt or other voting securities of SafeStitch or any of its Subsidiaries, or obligating SafeStitch or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. All outstanding shares of SafeStitch Capital Stock, all outstanding SafeStitch Options and SafeStitch Warrants, and all outstanding shares of capital stock of each Subsidiary of SafeStitch have been issued and granted in compliance in all material respects with all applicable securities Legal Requirements and all other applicable Legal Requirements. There are not any outstanding Contracts of SafeStitch or any of its Subsidiaries that require SafeStitch or its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, SafeStitch or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. SafeStitch is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, SafeStitch or any of its Subsidiaries and, to the Knowledge of SafeStitch, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any shares of the capital stock of, or other equity or voting interests in, SafeStitch or any of its Subsidiaries.

Section 4.03. Authority; Non-Contravention; Necessary Consent.

(a) Authority. Each of SafeStitch and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of SafeStitch and Merger Sub, and no other corporate proceedings on the part of SafeStitch or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by SafeStitch and Merger Sub and, assuming due execution and delivery by TransEnterix, constitutes a valid and binding obligation of SafeStitch and Merger Sub, enforceable against SafeStitch and Merger Sub in accordance with its terms, except (A) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Legal Requirements affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (B) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(b) Non–Contravention. The execution and delivery of this Agreement by SafeStitch and Merger Sub does not, and performance of this Agreement by SafeStitch and Merger Sub will not: (i) conflict with or violate SafeStitch Charter Documents or any SafeStitch Subsidiary Charter Documents, (ii) subject to compliance with the requirements set forth in Section 4.03(c), conflict with or violate any Legal Requirement applicable to SafeStitch or any of its Subsidiaries or by which SafeStitch or any of its Subsidiaries or any of their respective properties are bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair SafeStitch’s or any of its Subsidiaries’ rights or alter the rights or obligations of any Person under, or give to others any rights of termination, material amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of SafeStitch or any of its Subsidiaries pursuant to any SafeStitch Material Contract.

(c) Necessary Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by SafeStitch in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which SafeStitch and/or TransEnterix are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or other) Legal

Requirements, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (iv) such other consents, authorizations, filings, approvals and registrations set forth in Section 4.03(c) of the SafeStitch Disclosure Letter and (v) such consents, authorizations, filings, approvals and registrations, which if not obtained or made would not be material, individually or in the aggregate, to SafeStitch and its Subsidiaries, taken as a whole. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) and (ii) are referred to herein as the “Necessary Consents.”

Section 4.04. Financial Statements; Internal Controls.

(a) Section 4.04 of the SafeStitch Disclosure Letter includes a complete copy of SafeStitch’s unaudited balance sheet, income statement and statement of cash flows of SafeStitch as of and for the six month period ended June 30, 2013, and the audited balance sheet, income statement and statement of cash flows of SafeStitch for the years ended December 31, 2011 and December 31, 2012 (collectively, the “SafeStitch Financial Statements”). The SafeStitch Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other. The SafeStitch Financial Statements present fairly the financial condition and operating results of SafeStitch and its consolidated Subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments (none of which, individually or in the aggregate, are material). SafeStitch maintains a standard system of accounting established and administered in accordance with GAAP. SafeStitch’s unaudited balance sheet as of June 30, 2013, is referred to as the “SafeStitch Balance Sheet.”

(b) SafeStitch and its Subsidiaries have filed or furnished each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by SafeStitch or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2010 (as such documents have since the time of their filing been amended or supplemented, the “SafeStitch SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto, the SafeStitch SEC Reports (A) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and, to the extent applicable, the Sarbanes-Oxley Act of 2002 (“SOX”), and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SafeStitch Financial Statements complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable SafeStitch SEC Report.

(i) Each of the principal executive officer of SafeStitch and the principal financial officer of SafeStitch (or each former principal executive officer of SafeStitch and each former principal financial officer of SafeStitch, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the SafeStitch SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer”

shall have the meanings given to such terms in SOX. Since January 1, 2012, neither SafeStitch nor any of its Subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(ii) SafeStitch has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. SafeStitch (x) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by SafeStitch in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to SafeStitch’s management as appropriate to allow timely decisions regarding required disclosure, and (y) has disclosed, based on its most recent evaluation of internal control over financial reporting, to SafeStitch’s outside auditors and the audit committee of the Board of Directors of SafeStitch (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect SafeStitch’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SafeStitch’s internal control over financial reporting. Since December 31, 2009, any material change in internal control over financial reporting required to be disclosed in any SafeStitch SEC Report has been so disclosed.

Section 4.05. Undisclosed Liabilities. Except as disclosed in the SafeStitch Financial Statements, since the date of SafeStitch Balance Sheet through the date hereof, SafeStitch and its Subsidiaries have no liabilities (whether or not of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP) which are, individually or in the aggregate, material to SafeStitch and its Subsidiaries taken as a whole, except for (i) liabilities shown on the SafeStitch Balance Sheet, (ii) liabilities which have arisen in the ordinary course of business since the date of SafeStitch Balance Sheet, (iii) liabilities incurred pursuant to Contracts in effect as of the date hereof or (iv) liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

Section 4.06. Absence of Certain Changes or Events. Since the date of the SafeStitch Balance Sheet and through the date hereof, SafeStitch and its Subsidiaries have not taken any actions (or entered into a binding commitment to take any actions) which, if taken on or after the date hereof, would have required TransEnterix’s consent pursuant to Section 5.02(b).

Section 4.07. Taxes.

(a) Tax Returns and Audits.

(i) SafeStitch and each of its Subsidiaries have prepared and timely filed all material Tax Returns required to be filed relating to any and all Taxes concerning or attributable to SafeStitch, its Subsidiaries or their respective operations, and such Tax Returns have been completed in accordance with applicable Legal Requirements in all material respects.

(ii) SafeStitch and each of its Subsidiaries have paid or withheld all Taxes required to be paid or withheld with respect to their Employees and have paid over to the appropriate Taxing authority all such Taxes.

(iii) Neither SafeStitch nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Tax Return of SafeStitch or any of its Subsidiaries is presently in progress, nor has SafeStitch or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(v) Neither SafeStitch nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the SafeStitch Balance Sheet in accordance with GAAP, and neither SafeStitch nor any of its Subsidiaries has incurred any liability for Taxes since the date of SafeStitch Balance Sheet other than in the ordinary course of business.

(vi) There are no Liens on the assets of SafeStitch or any of its Subsidiaries relating to or attributable to Taxes other than Permitted Liens.

(vii) Neither SafeStitch nor any of its Subsidiaries (a) has ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was SafeStitch), (b) owes any amount under any Tax sharing, indemnification or allocation agreement, (c) has any liability for the Taxes of any Person (other than SafeStitch or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by contract, or otherwise.

(viii) Neither SafeStitch nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(ix) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of SafeStitch or any of its Subsidiaries to which SafeStitch or any of its Subsidiaries is a party or by which SafeStitch or any of its Subsidiaries is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could be expected to, as a result of the transactions contemplated hereby, give rise directly or indirectly to the payment of any amount that would be characterized as an “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign tax law. No employee, director, consultant or other service provider of SafeStitch or any of its Subsidiaries is entitled to receive any additional gross up payment from SafeStitch or any of its Subsidiaries by reason of any taxes imposed by Section 4999 of the Code.

(x) There is no Contract of SafeStitch or any of its Subsidiaries covering any of their Employees that, considered individually or considered collectively with any other such Contract of SafeStitch or any of its Subsidiaries, will, or would reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162(m) of the Code (or any corresponding or similar provision of state, local or foreign Tax Legal Requirements).

Section 4.08. Intellectual Property.

(a) Registered Intellectual Property; Proceedings. Section 4.08(a) of the SafeStitch Disclosure Letter lists as of the date hereof (i) all SafeStitch Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of SafeStitch Registered Intellectual Property has been issued or registered and (ii) any litigation, opposition, reexamination, interference proceeding, nullity action, reissue proceeding, cancellation, objection, claim or other equivalent proceeding or action pending or, to the Knowledge of SafeStitch, asserted with respect to any SafeStitch Registered Intellectual Property.

(b) Validity. All SafeStitch Intellectual Property owned by SafeStitch and, to the Knowledge of SafeStitch, all SafeStitch Intellectual Property licensed by SafeStitch from third parties is valid and subsisting as of the date hereof, except as would not be material, individually or in the aggregate, to SafeStitch and its Subsidiaries, taken as a whole.

(c) Ownership. To the Knowledge of SafeStitch, as of the date hereof, SafeStitch owns the SafeStitch Intellectual Property free and clear of Liens other than (i) Permitted Liens, (ii) encumbrances, licenses, restrictions or other obligations arising under any of the SafeStitch IP Contracts, and (iii) Liens that would not be, individually or in the aggregate, material to SafeStitch and its Subsidiaries, taken as a whole. SafeStitch or its Subsidiaries has sufficient rights to use third Person Intellectual Property used by SafeStitch in and material to the conduct of SafeStitch’s or its Subsidiaries’ business, as such third Person Intellectual Property are currently used by SafeStitch or its Subsidiaries.

(d) Registration. All necessary registration, maintenance and renewal fees for each material item of SafeStitch Registered Intellectual Property have been made in the U.S., and to the Knowledge of SafeStitch, in all applicable non-U.S. jurisdictions, and all necessary documents, recordations and certificates in connection with such SafeStitch Registered Intellectual Property have been filed with the relevant Governmental Entities in the U.S., and to the Knowledge of SafeStitch, in all applicable non-U.S. jurisdictions, for the purposes of prosecuting, maintaining or perfecting such SafeStitch Registered Intellectual Property.

(e) SafeStitch IP Contracts.

(i) Section 4.08(e) of the SafeStitch Disclosure Letter lists as of the date hereof all SafeStitch IP Contracts.

(ii) As of the date hereof, (A) all SafeStitch IP Contracts are in force and effect and (B) no party thereto is in material breach thereof.

(iii) The consummation of the Merger will not result in the breach or other violation of any SafeStitch IP Contract that would allow any other Person thereto to modify, cancel, terminate or otherwise suspend the operation thereof.

(iv) Following the Effective Time, SafeStitch will be permitted to exercise all of its rights under all SafeStitch IP Contracts (including, without limitation, the right to receive royalties), to the same extent SafeStitch or its Subsidiaries would have been able to had the Merger not occurred and without being required to pay any material additional amounts or consideration other than fees, royalties or payments which SafeStitch or its Subsidiaries would otherwise be required to pay had the Merger not occurred.

(v) The Merger will not result in any SafeStitch Intellectual Property or the SafeStitch Business being subject to any non-compete or other restriction on its use or operation.

(f) No Infringement. Except as set forth in Section 4.08(f) of the SafeStitch Disclosure Letter, to the Knowledge of SafeStitch, the SafeStitch Business does not infringe or misappropriate the Registered Intellectual Property of any third Person or, to the Knowledge of SafeStitch, constitute unfair competition or unfair trade practices under the Legal Requirements of any jurisdiction.

(g) No Notice of Infringement. Neither SafeStitch nor any of its Subsidiaries has received written notice from any third Person that the SafeStitch Business infringes or misappropriates the Intellectual Property of such third Person or constitutes unfair competition or unfair trade practices under the Legal Requirements of any jurisdiction.

(h) No Third Party Infringement. To the Knowledge of SafeStitch, no Person is infringing or misappropriating any SafeStitch Intellectual Property.

(i) Proprietary Information Agreements. SafeStitch and each of its Subsidiaries have taken reasonable steps to protect SafeStitch’s and its Subsidiaries’ rights in SafeStitch’s confidential information and trade secrets within SafeStitch Intellectual property that it wishes to protect, except where the failure to do so would not be, individually or in the aggregate, material to SafeStitch and its Subsidiaries, taken as a whole.

Section 4.09. Compliance. Neither SafeStitch nor any of its Subsidiaries is in any material respect in conflict with, or in default or in violation of, any Legal Requirement applicable to SafeStitch or any of its Subsidiaries or by which SafeStitch or any of its Subsidiaries or any of their respective businesses or properties is bound or affected, including, Legal Requirements relating to anticompetitive or unfair pricing or trade practices, false advertising, consumer protection, export or import controls, government contracting, antikickback compliance, occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious and age discrimination. There is no judgment, injunction, order or decree binding upon SafeStitch or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing the SafeStitch Business or the parties’ ability to consummate the transactions contemplated herein.

Section 4.10. Litigation. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of SafeStitch, threatened against SafeStitch or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, including any such claims, suits, actions or proceedings seeking to restrain or enjoin the consummation of the transactions contemplated hereby.

Section 4.11. Employee Plans.

(a) Schedule. Section 4.11(a) of the SafeStitch Disclosure Letter sets forth a complete and correct list as of the date hereof of each SafeStitch Employee Plan and each SafeStitch Employee Agreement. Neither SafeStitch nor any of its ERISA Affiliates has any commitment to establish any new SafeStitch Employee Plan or SafeStitch Employee Agreement, to materially modify any SafeStitch Employee Plan or SafeStitch Employee Agreement (except to the extent required by applicable Legal Requirements or to conform any such SafeStitch Employee Plan or SafeStitch Employee Agreement to any Legal Requirements or as required by this Agreement), or to adopt or enter into any SafeStitch Employee Plan or SafeStitch Employee Agreement.

(b) Documents. SafeStitch has provided or made available to TransEnterix correct and complete copies of: (i) all documents embodying each SafeStitch Employee Plan and each SafeStitch Employee Agreement, including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each SafeStitch Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each SafeStitch Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each SafeStitch Employee Plan; (iv) if SafeStitch Employee Plan is funded, the most recent annual and periodic accounting of SafeStitch Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each SafeStitch Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters; and (vii) the three (3) most recent plan years discrimination tests for each SafeStitch Employee Plan for which such test is required.

(c) Benefit Plan Compliance. In all material respects, each SafeStitch Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA or the Code. Any SafeStitch Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. For each SafeStitch Employee Plan that is intended to be qualified under Section 401(a) of the Code, to SafeStitch’s Knowledge, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any SafeStitch Employee Plan. There are no current actions, suits or claims pending, or, to the Knowledge of SafeStitch, threatened or reasonably anticipated (other than routine claims for benefits) against any SafeStitch Employee Plan or against the assets of any SafeStitch Employee Plan that would reasonably be expected to result in material liability to SafeStitch. Neither SafeStitch nor any of its ERISA Affiliate is subject to any penalty or tax with respect to any SafeStitch Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code that would reasonably be expected to result in material liability to SafeStitch.

(d) No Pension or Welfare Plans. Neither SafeStitch nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code; (ii) Multiemployer Plan; (iii) “multiple employer plan” as defined in ERISA or the Code; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No SafeStitch Employee Plan provides health benefits that are not fully insured through an insurance contract.

(e) No Post-Employment Obligations. Except as set forth in Section 4.11(e) of the SafeStitch Disclosure Letter, no SafeStitch Employee Plan or SafeStitch Employee Agreement provides, or reflects or represents any material liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(f) Effect of Transaction. Except as set forth on Section 4.11(f) of the SafeStitch Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any SafeStitch Employee Plan or SafeStitch Employee Agreement that will or may result in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any SafeStitch Employee.

(g) Employment Matters. Neither SafeStitch nor any of its Subsidiaries is in conflict with, or in default under or in violation of, any applicable foreign, federal, state and local Legal Requirements, or collective bargaining agreements or arrangements respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, and wages and hours, except for those conflicts, defaults or violations that, individually or in the aggregate, would not be material, individually or in the aggregate, to SafeStitch and its Subsidiaries, taken as a whole.

(h) Labor. SafeStitch is not a party to any collective bargaining agreement or union contract with respect to SafeStitch Employees and no collective bargaining agreement is being negotiated by SafeStitch or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against SafeStitch or any of its Subsidiaries pending or, to the Knowledge of SafeStitch, threatened or reasonably anticipated. As of the date hereof, there are no actions, suits, claims, or proceedings pending, or, to the Knowledge of SafeStitch, threatened against SafeStitch or any of its Subsidiaries, relating to any labor, safety or discrimination matters involving any SafeStitch Employee, including, without limitation, charges of material unfair labor practices or discrimination complaints.

(i) Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) to which SafeStitch is a party complies in all material respects with the requirements of paragraph (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements.

Section 4.12. Real Property. Neither SafeStitch nor any of its Subsidiaries own any real property. Section 4.12 of the SafeStitch Disclosure Letter sets forth a list of the real property currently leased, subleased or licensed by or from SafeStitch or its Subsidiaries (the “SafeStitch Leased Real Property”). SafeStitch and its Subsidiaries have provided or otherwise made available to TransEnterix true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of the SafeStitch Leased Real Property, including all amendments, terminations and modifications thereof (the “SafeStitch Leases”). There is not, under any of the SafeStitch Leases, any material default by SafeStitch or any of its Subsidiaries, nor, to the Knowledge of SafeStitch, by and other party thereto. There are no other parties occupying, or with a right to occupy, the SafeStitch Leased Real Property other than SafeStitch or any of its Subsidiaries. The SafeStitch Leased Real Property is in operating condition (normal wear and tear excepted).

Section 4.13. Assets. With respect to the machinery, equipment, furniture, fixtures and other tangible property and assets purported to be owned, leased or used by SafeStitch or any of its Subsidiaries, SafeStitch owns, or has a valid leasehold interest in, all such assets free and clear of all Liens, except Permitted Liens, and such assets are in good operating condition (normal wear and tear excepted). The assets owned or leased by SafeStitch constitute all of the personal property reasonably necessary for

SafeStitch to carry on its business as currently conducted. For purposes of clarity, this Section 4.13 does not relate to real property (such items being the subject of Section 4.12) or Intellectual Property (such items being the subject of Section 4.08).

Section 4.14. Environmental Matters. Except as would not reasonably be expected to result in a material liability to SafeStitch and its Subsidiaries, taken as a whole, (i) SafeStitch and each of its Subsidiaries is in compliance with all Environmental Laws; (ii) SafeStitch and its Subsidiaries have not received any written notice of any claim or order alleging SafeStitch’s or any of its Subsidiaries’ violation of, or liability under any Environmental Law which has not heretofore been cured; and (iii) there is no action or proceeding pending, or to the Knowledge of SafeStitch, threatened against SafeStitch or its Subsidiaries alleging SafeStitch’s or its Subsidiaries’ failure to comply with Environmental Laws. The parties agree that the only representations and warranties of SafeStitch in this Agreement which relate to Environmental Laws or Hazardous Materials are those contained in this Section 4.14.

Section 4.15. Contracts.

(a) Schedule. Section 4.15(a) of the SafeStitch Disclosure Letter sets forth a list of all SafeStitch Material Contracts to which SafeStitch or any of its Subsidiaries is a party or is bound by as of the date hereof.

(b) No Breach. Each SafeStitch Material Contract is a legal, valid, binding agreement, and all SafeStitch Material Contracts are enforceable against SafeStitch and, to the Knowledge of SafeStitch, against the other parties thereto except in each case (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Legal Requirements affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought. Neither SafeStitch nor any of its Subsidiaries has materially violated any provision of any SafeStitch Material Contract, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of any SafeStitch Material Contract.

Section 4.16. FDA Compliance.

(a) Except as set forth in Section 4.16(a) of the SafeStitch Disclosure Letter, the operation of the SafeStitch Business, including the manufacture, import, export, testing, development, processing, packaging, labeling, storage, marketing, and distribution of SafeStitch Products, is and, during the three (3) year period ending on June 30, 2013 has been, in material compliance with all applicable Legal Requirements and SafeStitch Permits.

(b) Except as set forth in Section 4.16(b) of the SafeStitch Disclosure Letter, during the three (3) year period ending on June 30, 2013, SafeStitch has not had any product or manufacturing site subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or, to the Knowledge of SafeStitch, requests or requirements to make changes to SafeStitch Products that if not complied with would reasonably be expected to result in a material liability to SafeStitch, or similar correspondence or written notice from the FDA or other Governmental Entity in respect of the SafeStitch Business and alleging or asserting noncompliance with any applicable Legal Requirements, SafeStitch Permits or such requests or requirements of a Governmental Entity, and, to the Knowledge of SafeStitch, neither the FDA nor any Governmental Entity is considering such action.

(c) Each of SafeStitch and its Subsidiaries has all Permits necessary to conduct its business as presently conducted, including all such Permits required by the FDA or any other Regulatory Authorities, except those Permits the absence of which, individually or in the aggregate, is not material to SafeStitch and its Subsidiaries, taken as a whole (collectively, “SafeStitch Permits”). All such Permits are valid and in full effect, and no suspension, revocation or termination of any such Permit is pending or, to the knowledge of SafeStitch, threatened, except for such noncompliance, suspensions or cancellations with respect to such Permits that, individually or in the aggregate, are not material to SafeStitch and its Subsidiaries, taken as a whole.

(d) To the Knowledge of SafeStitch, neither SafeStitch nor any Subsidiaries is the subject of any pending or threatened investigation in respect of SafeStitch or SafeStitch Products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(e) Neither the SafeStitch, nor to the knowledge of the SafeStitch, any officer, employee, consultants, contractors, clinical investigators or agent of SafeStitch or its Subsidiaries has been (i) debarred, or convicted of any crime that would reasonably be expected to result in debarment, under 21 U.S.C. Section 335a or any similar state or foreign Legal Requirement or (ii) excluded, or convicted of any crime that would reasonably be expected to result in exclusion under 42 U.S.C. Section 1320a–7, or in each case any similar state or foreign applicable Legal Requirement.

(f) Neither SafeStitch nor any of its Subsidiaries, nor, to the knowledge of the SafeStitch, any of their respective managers, directors, officers, agents, or employees acting on behalf of or in the name of SafeStitch or any of its Subsidiaries have, in any material way: (i) offered or used any corporate funds for any unlawful contribution to any political campaign or activity; (ii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable equivalent Legal Requirements concerning bribing a foreign public official and the accuracy of books and records; or (iii) offered or given any bribe, kickback or other payment or remuneration to any healthcare professional in violation of applicable Legal Requirements.

Section 4.17. Insurance. SafeStitch maintains insurance policies providing coverage described on Section 4.17 of the SafeStitch Disclosure Letter. All of such policies are in full force and effect, and SafeStitch is not in default with respect to any material provision of any of such policies. SafeStitch has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it or to materially increase the premiums therefor. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and SafeStitch is otherwise in compliance with the terms of such policies and bonds.

Section 4.18. Takeover Statutes. The Board of Directors of SafeStitch has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions DGCL Section 203, to the extent applicable. To SafeStitch’s Knowledge, no other Takeover Statute is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 4.19. Brokers’ and Finders’ Fees; Fees and Expenses. SafeStitch has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

Section 4.20. Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

ARTICLE V.

COVENANTS

Section 5.01. Covenants of TransEnterix. From and after the date of this Agreement until the Effective Time, TransEnterix covenants and agrees that (except as expressly contemplated or permitted by this Agreement, as set forth in Section 5.01 of the TransEnterix Disclosure Letter, as required by Legal Requirements, or to the extent that SafeStitch shall otherwise previously consent in writing, such consent not to be unreasonably withheld or delayed):

(a) Ordinary Course. TransEnterix shall conduct its business in the ordinary course of business consistent with past practice in all material respects. Without limiting the generality of the foregoing, TransEnterix shall use commercially reasonable efforts to preserve intact its present business organizations, to maintain in effect all existing Permits and to timely submit renewal applications (as applicable), subject to prudent management of workforce and business needs, to keep available the services of its key officers and employees, to maintain its assets and properties in good working order and condition, ordinary wear and tear excepted, to preserve its relationships with Governmental Entities, customers and suppliers and others having significant business dealings with them and to comply with all applicable Legal Requirements, orders and Permits of all Governmental Entities.

(b) Negative Covenants. TransEnterix shall not do any of the following or agree to do any of the following:

(i) Cause, permit or propose any amendments to TransEnterix Charter Documents, other than pursuant to Section 1.05;

(ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, except repurchases of unvested shares in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of TransEnterix Capital Stock, or any securities convertible into shares of TransEnterix Capital Stock, or subscriptions, rights, warrants or options to acquire any shares of TransEnterix Capital Stock or any securities convertible into shares of TransEnterix Capital Stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: issuances of TransEnterix Common Stock upon the exercise of TransEnterix Options or TransEnterix Warrants, in each case which are outstanding as of the date hereof, in accordance with their terms;

(v) (A) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business or (B) otherwise make any capital expenditure, or commit to make any capital expenditure, which in any one case exceeds $20,000 or capital expenditures which in the aggregate exceed $100,000;

(vi) Sell, lease, transfer, license, mortgage, pledge, permit to become subject to Liens or otherwise dispose of any properties or assets of TransEnterix except for licenses of any TransEnterix Product or TransEnterix Intellectual Property in the ordinary course of business, and having no material support, maintenance or service obligation, other than those obligations that are terminable by TransEnterix on no more than ninety (90) days notice without liability or financial obligation to TransEnterix;

(vii) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of TransEnterix, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person;

(viii) Make any loans, advances or capital contributions to, or investments in, any other Person, other than employee loans or advances made in the ordinary course of business;

(ix) (A) amend, modify or terminate, or waive, release or assign any rights under, any TransEnterix Material Contract, or (B) enter into any Contract which, if in effect on the date hereof, would have been required to be disclosed as a TransEnterix Material Contract;

(x) Enter into any agreement, contract or commitment material to the business, results of operation or financial condition of TransEnterix other than in the ordinary course of business, consistent with past practice;

(xi) Waive or release any material right or claim of TransEnterix, including any write-off or other compromise of any account receivable, or otherwise discharge any liability of TransEnterix except as contemplated in the TransEnterix Balance Sheet;

(xii) cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of TransEnterix;

(xiii) enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or materially alter, amend or modify, or violate or terminate any of the terms of any TransEnterix Lease;

(xiv) Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against TransEnterix other than to enforce or preserve its rights under this Agreement;

(xv) Grant any license (including a sublicense) under any TransEnterix Intellectual Property except to end user customers to use TransEnterix Products granted in connection with the sale of TransEnterix Products to such end user;

(xvi) Except as required by GAAP, make any change in its methods or principles of accounting;

(xvii) Make any Tax election (other than elections made in connection with the filing of TransEnterix’s federal and state Tax returns, which elections will not, individually or in the aggregate, materially increase TransEnterix’s Tax liability) or Tax accounting method change, settle or compromise any material income Tax liability or consent to any extension or waiver of any limitation period with respect to any Tax;

(xviii) Other than pursuant to agreements outstanding on the date hereof, or as may be required by applicable Legal Requirements, adopt or amend any employee benefit plan, policy or arrangement, or stock option plan, or enter into any employment contract or collective bargaining agreement, or pay any bonus or special remuneration (cash, equity or otherwise) to any director or employee (including rights to severance or indemnification) of its directors, officers, employees or consultants;

(xix) Other than pursuant to agreements, policies, or arrangements outstanding or existing on the date hereof, or as may be required by applicable Legal Requirements, grant any severance or termination pay (cash, equity or otherwise) to any officer, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(xx) Hire or terminate any Employee, or increase or make any other change that would result in increased cost to TransEnterix to the salary, wage rate, employment status, title or other compensation (including equity-based compensation) payable or to become payable by TransEnterix to any TransEnterix Employee;

(xxi) take any action to accelerate or otherwise modify the vesting schedule of any of the outstanding TransEnterix Stock Options;

(xxii) Adopt a plan of complete or partial liquidation or dissolution, or commence or agree to commence any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of itself; or

(xxiii) take, commit, or agree in writing or otherwise to take, any of the actions described in each of the above clauses of this Section 5.01(b).

Section 5.02. Covenants of SafeStitch. From and after the date of this Agreement until the Effective Time, SafeStitch covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, as set forth in Section 5.02 of the SafeStitch Disclosure Letter, for transactions solely involving SafeStitch and one or more of its direct or indirect wholly-owned Subsidiaries or between two or more direct or indirect wholly-owned Subsidiaries of SafeStitch, as required by Legal Requirements, or to the extent that TransEnterix shall otherwise previously consent in writing, such consent not to be unreasonably withheld or delayed):

(a) Ordinary Course. SafeStitch and each of its Subsidiaries shall conduct their businesses in the ordinary course of business consistent with past practice in all material respects. Without limiting the generality of the foregoing, SafeStitch and its Subsidiaries shall use commercially reasonable efforts to preserve intact their present business organizations, to maintain in effect all existing Permits and to timely submit renewal applications (as applicable), subject to prudent management of workforce and business needs, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to preserve their relationships with Governmental Entities, customers and suppliers and others having significant business dealings with them and to comply with all applicable Legal Requirements, orders and Permits of all Governmental Entities.

(b) Negative Covenants. SafeStitch shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Cause, permit or propose any amendments to SafeStitch Charter Documents or any of the SafeStitch Subsidiary Charter Documents;

(ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business;

(iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of unvested shares in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of SafeStitch Capital Stock, or any securities convertible into shares of SafeStitch Capital Stock, or subscriptions, rights, warrants or options to acquire any shares of SafeStitch Capital Stock or any securities convertible into shares of SafeStitch Capital Stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: issuances of SafeStitch Common Stock upon the exercise of SafeStitch Options or SafeStitch Warrants, in each case which are outstanding as of the date hereof, in accordance with their terms;

(v) (A) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business or (B) otherwise make any capital expenditure, or commit to make any capital expenditure, which in any one case exceeds $20,000 or capital expenditures which in the aggregate exceed $100,000;

(vi) Sell, lease, transfer, license, mortgage, pledge, permit to become subject to Liens or otherwise dispose of any properties or assets of SafeStitch except for licenses of any SafeStitch Product or SafeStitch Intellectual Property in the ordinary course of business, and having no material support, maintenance or service obligation, other than those obligations that are terminable by SafeStitch or any of its Subsidiaries on no more than ninety (90) days notice without liability or financial obligation to SafeStitch;

(vii) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SafeStitch or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than of any wholly-owned Subsidiary of it);

(viii) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it or (B) employee loans or advances made in the ordinary course of business;

(ix) (A) amend, modify or terminate, or waive, release or assign any rights under, any SafeStitch Material Contract, or (B) enter into any Contract which, if in effect on the date hereof, would have been required to be disclosed as a SafeStitch Material Contract;

(x) Enter into any agreement, contract or commitment material to the business, results of operation or financial condition of SafeStitch and its Subsidiaries taken as a whole other than in the ordinary course of business, consistent with past practice;

(xi) Waive or release any material right or claim of SafeStitch or any of its Subsidiaries, including any write-off or other compromise of any account receivable, or otherwise discharge any liability of SafeStitch or its Subsidiaries except as contemplated in the SafeStitch Balance Sheet;

(xii) cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of SafeStitch or any Subsidiary;

(xiii) enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or materially alter, amend or modify, or violate or terminate any of the terms of any SafeStitch Lease;

(xiv) Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against SafeStitch or any Subsidiary other than to enforce or preserve its rights under this Agreement;

(xv) Grant any license (including a sublicense) under any SafeStitch Intellectual Property except to end user customers to use SafeStitch Products granted in connection with the sale of SafeStitch Products to such end user;

(xvi) Except as required by GAAP, make any change in its methods or principles of accounting;

(xvii) Make any Tax election (other than elections made in connection with the filing of SafeStitch’s federal and state Tax returns, which elections will not, individually or in the aggregate, materially increase SafeStitch’s Tax liability) or Tax accounting method change, settle or compromise any material income Tax liability or consent to any extension or waiver of any limitation period with respect to any Tax;

(xviii) Other than pursuant to agreements outstanding on the date hereof, or as may be required by applicable Legal Requirements, adopt or amend any employee benefit plan, policy or arrangement, or stock option plan, or enter into any employment contract or collective bargaining agreement, or pay any bonus or special remuneration (cash, equity or otherwise) to any director or employee (including rights to severance or indemnification) of its directors, officers, employees or consultants;

(xix) Other than pursuant to agreements, policies, or arrangements outstanding or existing on the date hereof, or as may be required by applicable Legal Requirements, grant any severance or termination pay (cash, equity or otherwise) to any officer, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(xx) Hire or terminate any Employee, or increase or make any other change that would result in increased cost to SafeStitch to the salary, wage rate, employment status, title or other compensation (including equity-based compensation) payable or to become payable by SafeStitch or any Subsidiary to any SafeStitch Employee;

(xxi) take any action to accelerate or otherwise modify the vesting schedule of any of the outstanding SafeStitch Stock Options;

(xxii) Adopt a plan of complete or partial liquidation or dissolution, or commence or agree to commence any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of itself or any of its Subsidiaries; or

(xxiii) take, commit, or agree in writing or otherwise to take, any of the actions described in each of the above clauses of this Section 5.02(b).

Section 5.03. Acquisition Proposals.

(a) No Solicitation. Each of TransEnterix and SafeStitch agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Employees, stockholders, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, “Representatives”) to not, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal (as defined below); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating any Acquisition Proposal or transaction contemplated thereby. Each of TransEnterix and SafeStitch, and their respective Subsidiaries, will immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, each of TransEnterix and SafeStitch shall, subject to any existing confidentiality obligation with the party making such request or inquiry, provide the other party with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(c) Responsibility of Representatives. Each of TransEnterix and SafeStitch hereby agree to be responsible for the breach of this Section 5.03 by any of their respective Representatives.

Section 5.04. Other Actions. Each of TransEnterix and SafeStitch shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality or Material Adverse Effect becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect, or (iii) any condition to the Merger set forth in Article VII not being satisfied.

ARTICLE VI.

ADDITIONAL AGREEMENTS

Section 6.01. Preparation of the Form 8-K. As promptly as practicable after the date hereof, TransEnterix and SafeStitch shall cooperate and work together in good faith to prepare one or more Current Reports on Form 8-K under the Exchange Act (including any amendments thereof, the “Form 8-K”) as required by the Exchange Act for disclosure of the transactions contemplated hereby, such Form 8-Ks to be filed by SafeStitch with the SEC, from time to time after the Closing, as required by applicable Legal Requirements. Such Form 8-Ks shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and shall contain all information regarding TransEnterix, SafeStitch and the transactions contemplated herein as would be required to be contained in a General Form for Registration of Securities on Form 10, including the consent of TransEnterix’s independent accountants as to the filing of TransEnterix’s financial statements contained therein, to the extent applicable, except that TransEnterix and SafeStitch shall be permitted to defer the filing of pro forma financial information to the extent permitted to do so under applicable Legal Requirements (a final draft capable of being filed with the SEC shall be referred to as the “Final Draft Form 8-K”). TransEnterix shall furnish all information concerning TransEnterix as SafeStitch may reasonably request in connection with the preparation of the Form 8-Ks. TransEnterix represents and warrants that the information supplied about TransEnterix and its Subsidiaries for inclusion in any Form 8-K shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.02. TransEnterix Stockholder Approval. TransEnterix shall use reasonable best efforts to obtain the TransEnterix Stockholder Approval on the date hereof (provided that if this Agreement is executed after 5:00 PM New York City time on a Business Day or executed on a day other than a Business Day, TransEnterix shall use reasonable best efforts to obtain such approval prior to end of the immediate next Business Day).

Section 6.03. Access to Information; Effect of Review.

(a) Access. Subject to the Confidentiality Agreement, to the extent permitted by applicable Legal Requirements, each of TransEnterix and SafeStitch shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, to the extent permitted by applicable Legal Requirements, each of TransEnterix and SafeStitch shall, and shall cause each of its Subsidiaries to, (i) confer on a regular and frequent basis with one or more representatives of the other party to discuss material operational and regulatory matters and the general status of its ongoing operations, (ii) advise the other party of any change or event that has had or could reasonably be expected to cause a breach of any representation, warranty or covenant of such party, and (iii) furnish promptly all other information concerning its business, properties and personnel, in each case as such other party may reasonably request; provided, however, that no actions shall be taken pursuant to this Section 6.03(a) that would create a risk of loss or waiver of the attorney/client privilege.

(b) Effect of Review. No review pursuant to this Section 6.03 shall have any effect for the purpose of determining the accuracy of any representation or warranty given by any of the parties hereto to any of the other parties hereto.

Section 6.04. Regulatory Matters; Reasonable Best Efforts.

(a) Regulatory Approvals. Each party hereto shall cooperate and promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to obtain all approvals and authorizations of all Governmental Entities, necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement. TransEnterix shall have the right to review and approve in advance all characterizations of the information relating to TransEnterix, on the one hand, and SafeStitch shall have the right to review and approve in advance all characterizations of the information relating to SafeStitch, on the other hand, in either case, that appear in any application, notice, petition or filing made in connection with the Merger or the other transactions contemplated by this Agreement with any Governmental Entity. TransEnterix and SafeStitch agree that they will consult and cooperate with each other with respect to the obtaining of all such necessary approvals and authorizations of Governmental Entities.

(b) Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Legal Requirements) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary consents or waivers from third parties and Governmental Entities, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 6.04(b) shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 8.01 so long as such party has up to then complied in all material respects with its obligations under this Section 6.04(b), (ii) require any party to offer, accept or agree to (A) dispose or hold separate any part of its businesses, operations, assets or product lines, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, such party or any of its Affiliates may carry on business in any part of the world or (D) pay any consideration (other than ordinary course filing, application or similar fees and charges) to obtain any approval, consent or waiver from a third party necessary, proper or advisable to consummate the transactions contemplated hereby, including the Merger or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the transactions contemplated hereby, including the Merger, as violative of any antitrust law.

Section 6.05. Stock Options; Stock Plans.

(a) At the Effective Time, each TransEnterix Stock Option, whether vested or unvested, shall be assumed by SafeStitch and converted into an option to acquire, on the same terms and conditions as were applicable under such TransEnterix Stock Option, including vesting, a number of shares of SafeStitch Common Stock equal to the number of shares of TransEnterix

Common Stock subject to such TransEnterix Stock Option immediately before the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share) at an exercise price per share of SafeStitch Common Stock equal to the exercise price per share under such TransEnterix Stock Option divided by the Exchange Ratio (rounded up to the nearest cent) (each, as so adjusted, a “TransEnterix Adjusted Option”). The exercise price of the TransEnterix Adjusted Option, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 409A of the Code, and provided, further that in the case of any TransEnterix Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the exercise price of the option, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code. Following the Effective Time, SafeStitch will issue to each person who, immediately prior to the Effective Time, was a holder of a TransEnterix Stock Option a document evidencing the foregoing assumption of such option by SafeStitch. To the extent that a TransEnterix Stock Option qualified as an incentive stock option as defined in Section 422 of the Code prior to the Effective Time, it is the intention of the parties that such TransEnterix Stock Option so assumed by SafeStitch shall continue to qualify following the Effective Time as an incentive stock option to the extent permitted under Section 422 of the Code.

(b) Prior to the Effective Time, the Board of Directors of TransEnterix (or, if appropriate, any committee administering the TransEnterix equity incentive plans under which outstanding TransEnterix Stock Options were granted) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

(c) Prior to the Effective Time, TransEnterix shall deliver to the holders of TransEnterix Stock Options appropriate notices setting forth such holders’ rights pursuant to the respective plans and this Agreement.

(d) At the Effective Time, by virtue of the Merger, the TransEnterix Stock Plans shall be assumed by SafeStitch, with the result that all obligations of TransEnterix under the TransEnterix Stock Plans, including with respect to awards outstanding at the Effective Time under each TransEnterix Stock Plan, shall be obligations of SafeStitch following the Effective Time. Prior to the Effective Time, SafeStitch shall take all necessary actions for the assumption of the TransEnterix Stock Plans, including the reservation and issuance of SafeStitch Common Stock in a number at least equal to the number of shares of SafeStitch Common Stock that will be subject to TransEnterix Adjusted Options. As promptly as practicable following the Effective Time, SafeStitch shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of SafeStitch Common Stock determined in accordance with the preceding sentence. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as TransEnterix Adjusted Options remain outstanding.

Section 6.06. Employee Matters.

(a) From and after the Effective Time, the SafeStitch Employee Plans and the TransEnterix Employee Plans in effect as of the date of this Agreement and at the Effective Time shall remain in effect in accordance with their respective terms with respect to employees and former employees of SafeStitch or TransEnterix and their Subsidiaries (the “Newco Employees”), respectively, covered by such Employee Plans at the Effective Time, until such time as SafeStitch and TransEnterix together shall otherwise determine, subject to applicable Legal Requirements and the terms of such plans. Prior to the Effective Time, SafeStitch and TransEnterix shall cooperate in reviewing, evaluating and analyzing SafeStitch Employee Plans and TransEnterix Employee Plans with a view towards maintaining appropriate Employee Plans for Newco Employees.

(b) With respect to any Employee Plans in which any Newco Employees who are employees of SafeStitch or TransEnterix (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such Newco Employees did not participate prior to the Effective Time (the “New Plans”), SafeStitch shall, or shall cause its Subsidiaries to, use reasonable best efforts, subject to applicable Legal Requirements, to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Newco Employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Employee Plan, as the case may be; (ii) provide each Newco Employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Employee Plan (to the same extent that such credit was given under the analogous Employee Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such employees may be eligible to participate after the Effective Time; and (iii) recognize all service of the Newco Employees with TransEnterix and SafeStitch, and their respective affiliates, for all purposes (including, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any New Plan in which such employees may be eligible to participate after the Effective Time, including any severance plan, to the extent such service is taken into account under the applicable New Plan; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

(c) SafeStitch shall retain and otherwise provide benefits and severance pay to those employees named on Section 6.06(c) of the SafeStitch Disclosure Letter (the “SafeStitch Specified Employees”) in accordance with the terms set forth in Section 6.06(c) of the SafeStitch Disclosure Letter.

(d) Prior to the Effective Time, the Compensation Committee of SafeStitch’s Board of Directors shall take such action as is necessary to provide for the immediate vesting as of the Effective Time of all SafeStitch Stock Options, except as set forth in Section 6.06(d) of the SafeStitch Disclosure Letter.

(e) Without limiting the generality of Section 9.06, the provisions of this Section 6.06 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Employee Plan or other compensation or benefit plan or arrangement for any purpose.

Section 6.07. Treatment of TransEnterix Warrants. At the Effective Time, each TransEnterix Warrant shall be assumed by SafeStitch and converted into a warrant to acquire, on the same terms and conditions as were applicable under such TransEnterix Warrant, a number of shares of SafeStitch Common Stock equal to the number of shares of TransEnterix Common Stock subject to such TransEnterix Warrant immediately before the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share) at an exercise price per share of SafeStitch Common Stock equal to the exercise price per share under such TransEnterix Warrant divided by the Exchange Ratio (rounded up to the nearest cent).

Section 6.08. Indemnification, Exculpation and Insurance.

(a) Each of SafeStitch, Merger Sub and TransEnterix agrees that, to the fullest extent permitted under applicable Legal Requirements, all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers of such entity, or any person who comes to serve in such capacity prior to the Effective Time, as provided in such entity’s certificate or certificate of incorporation, by-laws or other agreements providing indemnification, advancement or exculpation shall survive the Merger and shall continue in full force and effect in accordance with their terms, and no such provision in any certificate or certificate of incorporation, by-laws (or comparable organizational document) or other agreement shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder to any such individual with respect to acts or omissions occurring at or prior to the Effective Time. From and after the Effective Time, SafeStitch shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 6.08 without limit as to time.

(b) For six years after the Effective Time, SafeStitch shall maintain in effect the directors’ and officers’ liability (and fiduciary) insurance policies currently maintained by TransEnterix covering acts or omissions occurring on or prior to the Effective Time with respect to those persons who are currently covered by TransEnterix’s respective directors’ and officers’ liability insurance policies on terms with respect to such coverage and in amounts no less favorable than those set forth in the relevant policy in effect on the date of this Agreement; provided that the annual cost thereof shall not exceed 300% of the annual cost of such policies as of the date hereof. If such no less favorable insurance coverage cannot be maintained for such cost, SafeStitch shall maintain the most advantageous policies of directors’ and officers’ insurance otherwise obtainable for such cost. Prior to the Effective Time, TransEnterix may, with SafeStitch’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, purchase a six-year tail prepaid policy on terms and conditions no less advantageous to the TransEnterix Indemnified Parties, or any other person entitled to the benefit of Section 6.08(a) and (b), as applicable, than the existing directors’ and officers’ liability insurance maintained by TransEnterix, covering without limitation the transactions contemplated hereby; provided that the aggregate cost thereof shall not exceed 300% of the annual cost of the directors’ and officers’ liability insurance maintained by TransEnterix as of the date hereof. If such tail prepaid policy has been obtained by TransEnterix prior to the Effective Time, it shall satisfy the obligations set forth in the first two sentences of this paragraph (b) and SafeStitch shall, after the Effective Time, maintain such policy in full force and effect, for its full term, and continue to honor its obligations thereunder.

(c) From and after the Effective Time, subject to applicable Legal Requirements, SafeStitch will cause the Surviving Corporation to indemnify and hold harmless each present director and officer of TransEnterix (in each case, for acts or failures to act in such capacity), determined as of the date hereof, and any person who becomes such a director or officer between the date hereof and the Effective Time (collectively, the “TransEnterix Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees, costs and expenses), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Legal Requirements (and SafeStitch will cause the Surviving Corporation to also advance expenses (including reasonable attorneys’ fees, costs and expenses) as incurred to the fullest extent permitted under applicable Legal Requirements; provided that if required by applicable Legal Requirements the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); and provided, further, that any determination as to whether a TransEnterix Indemnified Party is entitled to indemnification or advancement of expenses hereunder pursuant to applicable Legal Requirements shall be made by independent counsel jointly selected by the Surviving Corporation and such TransEnterix Indemnified Party.

(d) At or prior to the Effective Time, SafeStitch shall obtain, and shall thereafter maintain, at SafeStitch’s expense, a directors and officers runoff (or “tail”) liability insurance policy for SafeStitch for a period of six (6) years immediately following the Effective Time, covering acts or omissions occurring on or prior to the Effective Time with respect to those persons who are currently covered by SafeStitch’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and in amounts no less favorable than those set forth in such policy in effect on the date of this Agreement; provided that the annual cost thereof shall not exceed 300% of the annual cost of such policies as of the date hereof. If such no less favorable insurance coverage cannot be maintained for such cost, SafeStitch shall maintain the most advantageous policies of directors’ and officers’ insurance otherwise obtainable for such cost.

(e) The obligations of SafeStitch and the Surviving Corporation under this Section 6.08 shall not be terminated or modified by such parties in a manner so as to adversely affect any TransEnterix Indemnified Party, or any other person entitled to the benefit of Section 6.08(a), (b) or (d), as the case may be, to whom this Section 6.08 applies without the consent of the affected TransEnterix Indemnified Party, or such other person, as the case may be. If SafeStitch, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of SafeStitch or the Surviving Corporation, as the case may be, shall assume all of the obligations of SafeStitch, or the Surviving Corporation, as the case may be, set forth in this Section 6.08.

(f) The provisions of Section 6.08 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement, exculpation or contribution that any such person may have by contract or otherwise.

Section 6.09. Fees and Expenses. All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 6.10. Public Announcements. TransEnterix and SafeStitch will consult with each other before issuing, and provide each other the reasonable opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as any party, after consultation with counsel, determines is required by applicable Legal Requirements.

Section 6.11. Stockholder Litigation. Each of TransEnterix and SafeStitch shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against TransEnterix or SafeStitch, as applicable, or any of their respective directors or officers relating to the transactions contemplated by this Agreement. Neither party shall settle any such litigation without the prior consent of the other party, not to be unreasonably withheld, conditioned or delayed.

Section 6.12. Tax-Free Reorganization Treatment. The parties to this Agreement intend that the Merger will qualify as a reorganization under Section 368(a) of the Code, and each shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Each of the parties to this Agreement agrees to use all reasonable efforts in order for TransEnterix and SafeStitch to obtain the tax opinions referenced in Section 7.02(c) (the “Tax Opinions”). At or prior to the Closing Date, SafeStitch, TransEnterix and Merger Sub shall, as of the Effective Time, execute and deliver to the counsel rendering the Tax Opinions the tax representation letters either in the forms set forth in Exhibit A-1, or in the forms set forth in Exhibit A-2. Each party to this

Agreement will report the Merger as a reorganization within the meaning of Section 368(a) of the Code for all Tax purposes, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its return for the taxable year of the Merger.

Section 6.13. Bridge Loan Assumption. At the Effective Time, SafeStitch shall assume all outstanding notes issued pursuant to that certain Note and Warrant Purchase Agreement, dated August 5, 2013, between TransEnterix, Inc. and the investor parties thereto (the “Bridge Loan Notes”) and become the issuer thereunder. Upon the consummation of the Equity Financing, such Bridge Loan Notes shall, pursuant to their terms, be converted into shares of SafeStitch Common Stock.

ARTICLE VII.

CONDITIONS PRECEDENT

Section 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by TransEnterix and SafeStitch on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. The TransEnterix Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No (i) temporary restraining order or preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction preventing consummation of the Merger or (ii) applicable federal or state Legal Requirements prohibiting consummation of the Merger (collectively, “Restraints”) shall be in effect.

(c) Preferred Stock Conversion. All outstanding shares of TransEnterix Preferred Stock have been converted to TransEnterix Common Stock (the “Preferred Stock Conversion”), or the Preferred Stock Conversion is capable of being consummated (including the receipt of the requisite approval of the holders of TransEnterix Preferred Stock) immediately prior to the Closing.

(d) Equity Financing. The Equity Financing has been consummated, or is capable of being consummated simultaneous with or immediately after the Closing, with an amount of equity raised of at least $30,000,000.

(e) Form 8-K. The Final Draft Form 8-K has been prepared and is capable of being filed immediately after the Closing (or the immediate next Business Day thereafter).

Section 7.02. Conditions to Obligations of TransEnterix. The obligation of TransEnterix to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of SafeStitch set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not be material to SafeStitch and its Subsidiaries, taken as a whole.

(b) Performance of Obligations of SafeStitch. SafeStitch shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Tax Opinions. TransEnterix and SafeStitch shall each have received written opinions from Wilson Sonsini Goodrich & Rosati, PC, counsel to TransEnterix, and from Greenberg Traurig LLP, counsel to SafeStitch, respectively, each dated as of the Closing Date, to the effect that the Merger should qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of SafeStitch, TransEnterix, Merger Sub and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.

(d) No Material Adverse Effect. Since the date hereof, there shall not have been any change, event, occurrence or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on SafeStitch.

(e) Closing Certificates. TransEnterix shall have received a certificate signed by an executive officer of SafeStitch, dated the Effective Time, to the effect that, to such officer’s knowledge, the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(d) have been satisfied.

(f) 14f-1 Waiting Period. Ten (10) days shall have elapsed since the date on which SafeStitch filed with the SEC disclosure setting forth the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder with respect to any Board Designee not serving on the Board of Directors of SafeStitch as of the date hereof, and such Board Designees shall be eligible thereunder to be seated as members of the Board of Directors of SafeStitch effective as of the Closing.

Section 7.03. Conditions to Obligations of SafeStitch. The obligation of SafeStitch to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of TransEnterix set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not be material to TransEnterix.

(b) Performance of Obligations of TransEnterix. TransEnterix shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Effect. Since the date hereof, there shall not have been any change, event, occurrence or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on TransEnterix.

(d) Closing Certificates. SafeStitch shall have received a certificate signed by an executive officer of TransEnterix, dated the Effective Time, to the effect that, to such officer’s knowledge, the conditions set forth in Section 7.03(a), 7.03(b) and 7.03(c) have been satisfied.

Section 7.04. Frustration of Closing Conditions. Neither TransEnterix nor SafeStitch may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, to the extent required by and subject to Section 6.04.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the TransEnterix Stockholder Approval:

(a) by mutual written consent of TransEnterix and SafeStitch;

(b) by either TransEnterix or SafeStitch:

(i) if the Merger shall not have been consummated by the two (2) month anniversary of the date of this Agreement (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party that is then in breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement;

(ii) if any Restraint having any of the effects set forth in Section 7.01(b) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall have used its reasonable best efforts to remove such Restraint; or

(c) by TransEnterix, if SafeStitch shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or (b), and (B) is incapable of being cured by SafeStitch or is not cured by SafeStitch within 60 days following receipt of written notice from TransEnterix of such breach or failure to perform; or

(d) by SafeStitch, if TransEnterix shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or (b), and (B) is incapable of being cured by TransEnterix or is not cured by TransEnterix within 60 days following receipt of written notice from SafeStitch of such breach or failure to perform; or

(e) by SafeStitch, if the TransEnterix Stockholder Approval has not been obtained on the date hereof (provided that if this Agreement is executed after 5:00 PM New York City time on a Business Day or executed on a day other than a Business Day, such termination shall only be exercisable if TransEnterix has not obtained such approval prior to end of the immediate next Business Day).

Section 8.02. Effect of Termination. In the event of termination of this Agreement by either SafeStitch or TransEnterix as provided in Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of TransEnterix or SafeStitch, other than the provisions of Section 6.09 (Fees and Expenses), this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the knowing and intentional material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such termination shall not relieve any party of any liability or damages resulting from its knowing and intentional material breach of this Agreement or fraud. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 8.03. Amendment. This Agreement may be amended by the parties at any time before or after the TransEnterix Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by applicable Legal Requirements requires further approval by the stockholders of TransEnterix without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.01. Nonsurvival of Representations, Warranties and Agreements.

The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 8.02, upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Article II, Sections 6.05 (Stock Options; Stock Option Plans), 6.06 (Employee Matters), 6.08 (Indemnification, Exculpation and Insurance) and 6.09 (Fees and Expenses) and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 6.09 (Fees and Expenses) and 8.02 (Effect of Termination) and this Article IX shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to SafeStitch, to:

SafeStitch Medical, Inc.

4400 Biscayne Blvd

Miami, FL 33137

Telecopy No.: 305-575-4130

Attn: Jeffrey Spragens, Chief Executive Officer and President

Email: jgspragens@safestitch.com

with a copy (which shall not constitute notice) to:

SafeStitch Medical, Inc.
4400 Biscayne Blvd
Miami, FL 33137
Telecopy No.: 305-575-4130
Attn: Joshua Weingard, Chief Legal Officer
Email: jweingard@safestitch.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.
333 S.E. 2nd Avenue
Suite 4400
Miami, FL 33131
Telecopy No.: 305.961.7756
Attention: Robert L. Grossman, Esq.
Email: grossmanb@gtlaw.com

if to TransEnterix, to:

TransEnterix, Inc.
635 Davis Drive
Suite 300
Durham, NC 27713
Telecopy No.: 919-765-8459
Attention: Todd Pope
Email: tpope@transenterix.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
Telecopy:	(650) 493-6811
Attention:	Phillip H. Oettinger
Robert T. Ishii

Email:	poettinger@wsgr.com
rishii@wsgr.com

Section 9.03. Definitions. For purposes of this Agreement:

(a) “Acquisition Proposal” means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues or net income of TransEnterix and its Subsidiaries, or SafeStitch and its

Subsidiaries, as applicable, in each case taken as a whole, or 25% or more of the aggregate equity interests of TransEnterix or SafeStitch, as applicable, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the aggregate equity interests of TransEnterix or SafeStitch, as applicable, or any of their respective Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of 25% or more of the aggregate equity interests or assets of TransEnterix or SafeStitch, as applicable, or any of their respective Subsidiaries, other than the transactions contemplated by this Agreement.

(b) An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(c) “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Legal Requirements to close.

(d) “capital stock” or “shares of capital stock” means (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (ii) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (iii) any other equity ownership or participation;

(e) “Confidentiality Agreement” means that certain Nondisclosure Agreement dated July 31, 2013 between TransEnterix and SafeStitch.

(f) “Contract” means any written or oral agreement, contract, subcontract, lease, instrument, note, license or sublicense;

(g) “Employee” will mean any current or former employee, consultant or director of TransEnterix or SafeStitch, as applicable, or any ERISA Affiliate of TransEnterix or SafeStitch, as applicable.

(h) “Employee Agreement” will mean each employment, severance, consulting, relocation, or other agreement or contract between TransEnterix or SafeStitch, as applicable, or any ERISA Affiliate of TransEnterix or SafeStitch, as applicable and any Employee of TransEnterix or SafeStitch, as applicable, under which TransEnterix or SafeStitch, as applicable, or any ERISA Affiliate of TransEnterix or SafeStitch, as applicable has a current material obligation (other than those agreements, contracts or understandings that are terminable by TransEnterix or SafeStitch, as applicable, or any ERISA Affiliate of TransEnterix or SafeStitch, as applicable, on no more than ninety (90) days notice without material liability or financial obligation to TransEnterix or SafeStitch, as applicable, or any ERISA Affiliate of TransEnterix or SafeStitch, as applicable).

(i) “Employee Plan” will mean any material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is currently maintained, contributed to, or required to be contributed to, by TransEnterix or SafeStitch, as applicable, or any ERISA Affiliate of TransEnterix or SafeStitch, as applicable, for the benefit of any Employee of TransEnterix or SafeStitch, as applicable, or with respect to which TransEnterix or SafeStitch, as applicable, or any ERISA Affiliate of TransEnterix or SafeStitch, as applicable, has or may have any current material liability or obligation.

(j) “Environmental Laws” means any and all Legal Requirements and Permits issued, promulgated or entered into by or with any Governmental Entity, relating to the environment, preservation or reclamation of natural resources, or to the protection of human health as it relates to the environment, including Legal Requirements and Permits relating to noise levels, or to the management, release or threatened release of Hazardous Materials.

(k) “ERISA” will mean the Employee Retirement Income Security Act of 1974, as amended.

(l) “ERISA Affiliate” will mean each Subsidiary of TransEnterix or SafeStitch, as applicable, and any other person or entity under common control with TransEnterix or SafeStitch, as applicable, or any of their respective Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(n) “FDA” means the United States Food and Drug Administration, or any successor entity thereto.

(o) “FDA Approval Date” means the date upon which any party receives FDA Approval.

(p) “FDA Approval” means the approval or clearance by the FDA sufficient to initiate marketing of TransEnterix Products or SafeStitch Products, as applicable, or any derivative thereof or modification thereto.

(q) “GAAP” means United States generally accepted accounting principles

(r) “Governmental Entity” means a supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality

(s) “Hazardous Material” means any chemical or substance that has been defined or listed by any Governmental Entity as “radioactive”, “toxic”, “hazardous” or a “pollutant” pursuant to applicable Environmental Laws, but excluding office and janitorial supplies properly and safely maintained.

(t) “Intellectual Property” means any or all of the following and all rights therein, arising therefrom, or associated therewith: (A) all patents and applications therefor anywhere in the world (whether national, international or otherwise) and including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all trade secrets and proprietary information; (C) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (D) all industrial designs and any registrations and applications therefor throughout the world; (E) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world.

(u) “IP Contract” means, with respect to either TransEnterix or SafeStitch, any Contract to which such person or any of its Subsidiaries is a party and pursuant to which (A) such person or any of its Subsidiaries has granted a license (including any sublicense) under TransEnterix Intellectual Property or SafeStitch Intellectual Property, as applicable, to any third Person, or any option with respect thereto or (B) any third Person has granted a license (including any sublicense) to such person or any its Subsidiaries under any TransEnterix Intellectual Property or SafeStitch Intellectual Property, as applicable; provided that IP Contracts shall not include (I) “shrink wrap” and similar off-the-shelf software licenses or other intellectual property licenses available on commercially reasonable terms, (II) other agreements and licenses ancillary to the purchase or use of equipment, components or other materials, (III) agreements with consultants, contractors or vendors providing services to TransEnterix or SafeStitch, respectively, or (IV) agreements formed pursuant to one of the either TransEnterix’s or SafeStitch’s, as applicable, standard contracts (or in a form substantially similar to, or with provisions with substantially similar legal effect as the provisions of, one of such forms).

(v) “IRS” shall mean the United States Internal Revenue Service, or any successor entity thereto.

(w) “Knowledge” means (i) with respect to TransEnterix, the knowledge of the persons listed in Section 9.03 of the TransEnterix Disclosure Letter, and (ii) with respect to SafeStitch, the knowledge of the persons listed in Section 9.03 of the SafeStitch Disclosure Letter, in each case including knowledge that any such person would have had if such person had conducted a reasonable inquiry with respect to the subject matter thereof.

(x) “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(y) “Liens” means any mortgage, lien, security interest, pledge, reservation, equitable interest, charge, easement, lease, sublease, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership) or encumbrance of any kind.

(z) “Material Adverse Effect” means, when used in connection with TransEnterix or SafeStitch, as the case may be, any change, effect, event, occurrence or state of facts (i) that is materially adverse to the business, assets, properties, financial condition or results of operations of such person and its Subsidiaries taken as a whole but excluding any of the foregoing resulting from (A) changes in international or national political or regulatory conditions generally (in each case, to the extent not disproportionately affecting the applicable person and its Subsidiaries, taken as a whole, as compared to similarly situated persons), (B) changes or conditions generally affecting the U.S. economy or financial markets or generally affecting any of the segments of the industry in which the applicable person or any of its Subsidiaries operates (in each case, to the extent not disproportionately affecting the applicable person and its Subsidiaries, taken as a whole, as compared to similarly situated persons), or (C) changes in such Person’s relationships with employees, customers, distributors, suppliers, vendors, licensors or other business partners as a result of the announcement or pendency of this Agreement or the anticipated consummation of the Merger and the other transactions contemplated by this Agreement, or (ii) that prevents or materially delays such person from performing its material obligations under this Agreement or consummation of the transactions contemplated hereby.

(aa) Material Contracts. For purposes of this Agreement, “Material Contract” shall mean, with respect to TransEnterix or SafeStitch, as applicable:

(i) any Contract granting any exclusive distribution rights with respect to TransEnterix Products or SafeStitch Products, as applicable, which may not be terminated by such Person without penalty upon notice of ninety (90) days or less;

(ii) any Contract relating to or evidencing indebtedness of such Person, including mortgages, other grants of security interests, guarantees or notes;

(iii) any Contract pursuant to which such Person has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any other Person;

(iv) any Contract with any Governmental Entity;

(v) any Contract with any Related Party of such Person;

(vi) any Employee Agreements;

(vii) any Employee Plans;

(viii) any Contract that limits, or purports to limit, in any material respect, the right of such Person to engage in any line of business or with any other Person or in any geographic area or during any period of time, or that restricts the right of such Person to sell to or purchase from any other Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights with respect to purchases by such other party of TransEnterix Products or SafeStitch Products, as applicable;

(ix) any Contract pursuant to which such Person is the lessee or lessor of, or holds, uses, or makes available for use to any other Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $100,000;

(x) any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $100,000;

(xi) any Contract providing for indemnification to or from any Person with respect to liabilities relating to any current or former business of such Person or any predecessor Person, other than indemnification provisions for Contracts entered into in the ordinary course of business;

(xii) any Contract, which (A) relates in whole or in part to any Intellectual Property and (B) is material to the operation of the business of such Person;

(xiii) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to such Person;

(xiv) any Contract with any labor union;

(xv) any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, such Person;

(xvi) any Contract relating to settlement of any administrative or judicial proceedings within the past five (5) years;

(xvii) any Contract that is (or would be if the party were subject to the reporting requirements under the Exchange Act) a material contract (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

(xviii) any other Contract, whether or not made in the ordinary course of business that (x) involves a future or potential liability or receivable, as the case may be, in excess of $100,000 over the current Contract term, (y) has a term greater than one year and may not be terminated by such Person without penalty upon notice of 30 days or less, or (z) might result in payments to such Person in excess of $100,000.

(bb) “Multiemployer Plan” will mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(cc) “Pension Plan” shall mean each Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(dd) “Per Share Cash Consideration” means an amount of cash equal to (i) the SafeStitch Trading Price multiplied by (ii) the Exchange Ratio.

(ee) “Permits” means all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals.

(ff) “Permitted Lien” means (i) restrictions imposed by applicable securities laws and (ii) (A) Liens for Taxes and other similar governmental charges and assessments which are not yet delinquent or Liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (B) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (C) undetermined or inchoate Liens existing as of the Closing Date and any statutory Liens existing as of the Closing Date and claimed or held by any Governmental Entity that have not at the time been filed or registered against title to the assets of TransEnterix, SafeStitch or any of their respective Subsidiaries or that are related to obligations that are not due or delinquent, (D) security given in the ordinary course of business as of the Closing Date to any public utility or Governmental Entity; (E) Liens imposed on the underlying fee interest in TransEnterix Leased Real Property or SafeStitch Leased Real Property, as applicable (unless caused by TransEnterix, SafeStitch or any of their respective Subsidiaries); (F) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property which are not violated by the current use and operation thereof; (H) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the TransEnterix Leased Real Property or SafeStitch Leased Real Property, as applicable, which do not materially impair the occupancy or use of thereof for the purposes for which it is currently used in connection with TransEnterix’s or SafeStitch’s business; and (I) Liens that do not materially interfere with the use or operation of the property subject thereto.

(gg) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(hh) “Registered Intellectual Property” means any and all of the following anywhere in the world: (A) patents and patent applications (including provisional applications); (B) registered trademarks and applications to register trademarks (including intent-to-use applications); (C) registered copyrights and applications for copyright registration; and (D) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

(ii) “Regulatory Filing” means any filing or application with the FDA with respect to a TransEnterix Product or a SafeStitch Product, as the case may be.

(jj) “Related Party” means (a) with respect to any Person that is not an individual, (i) any Affiliate of such Person, (ii) any Person that serves as a director, officer, partner, executor, or trustee of such Person (or in any other similar capacity), and (iii) any Person with respect to which such Person serves as a general partner or trustee (or in any other similar capacity), and (b) with respect to any Person that is an individual (i) each other member of such individual’s immediate family and (ii) any Person with respect to which such Person serves as a director, officer, partner, executor, or trustee (or in any other similar capacity).

(kk) “SafeStitch Business” means the design, development, manufacture, marketing and sale of SafeStitch Products as conducted as of the date hereof.

(ll) “SafeStitch Disclosure Letter” means the letter dated the date of this Agreement and delivered to SafeStitch by SafeStitch concurrently with the execution and delivery of this Agreement.

(mm) “SafeStitch Employee” means an Employee of SafeStitch or any of its ERISA Affiliates.

(nn) “SafeStitch Employee Agreement” means an Employee Agreement of SafeStitch or any of its ERISA Affiliates.

(oo) “SafeStitch Employee Plan” means an Employee Plan maintained by SafeStitch or its Subsidiaries.

(pp) “SafeStitch Intellectual Property” means any Intellectual Property that SafeStitch or any of its Subsidiaries has valid rights to use for the application(s) for which such Intellectual Property is used in the SafeStitch Business.

(qq) “SafeStitch IP Contract” mean any IP Contract of SafeStitch or its Subsidiaries.

(rr) “SafeStitch Material Contract” mean any Material Contract of SafeStitch or its Subsidiaries.

(ss) “SafeStitch Products” means (a) any product marketed by SafeStitch as of the date hereof and (b) any derivative thereof or modification of the products described in (a) or other medical device products, in each case that are under development by SafeStitch as of the date hereof.

(tt) “SafeStitch Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, SafeStitch or any of its Subsidiaries.

(uu) “SafeStitch Stock Options” means issued and outstanding options to purchase SafeStitch Common Stock.

(vv) “SafeStitch Stock Plans” means the SafeStitch Medical, Inc. 2007 Incentive Compensation Plan, as amended.

(ww) “SafeStitch Trading Price” means the volume weighted average closing sale price of one share of SafeStitch Common Stock as reported on the OTC Bulletin Board for the sixty (60) consecutive trading days ending on the date that is one (1) trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

(xx) “SEC” means the Securities Exchange Commission, or any successor entity thereto.

(yy) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(zz) “Subsidiary,” when used with respect to any party, means any corporation or other entity, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(aaa) “Tax” or, collectively, “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes and other like governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

(bbb) “Tax Returns” means all U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports, including amendments thereto and schedules thereof.

(ccc) “TransEnterix Business” means the design, development, manufacture, marketing and sale of TransEnterix Products as conducted as of the date hereof.

(ddd) “TransEnterix Disclosure Letter” means the letter dated the date of this Agreement and delivered to SafeStitch by TransEnterix concurrently with the execution and delivery of this Agreement.

(eee) “TransEnterix Employee” means an Employee of TransEnterix or any of its ERISA Affiliates.

(fff) “TransEnterix Employee Agreement” means an Employee Agreement of TransEnterix or any of its ERISA Affiliates.

(ggg) “TransEnterix Employee Plan” means an Employee Plan maintained by TransEnterix.

(hhh) “TransEnterix Intellectual Property” means any Intellectual Property that TransEnterix has valid rights to use for the application(s) for which such Intellectual Property is used in the TransEnterix Business.

(iii) “TransEnterix IP Contract” mean any IP Contract of TransEnterix.

(jjj) “TransEnterix Material Contract” mean any Material Contract of TransEnterix.

(kkk) “TransEnterix Products” means (a) any product marketed by TransEnterix as of the date hereof and (b) any derivative thereof or modification of the products described in (a) or other medical device products, in each case that are under development by TransEnterix as of the date hereof.

(lll) “TransEnterix Stock Options” means issued and outstanding options to purchase TransEnterix Common Stock.

(mmm) “TransEnterix Stock Plans” means the TransEnterix, Inc. 2006 Stock Plan.

(nnn) “TransEnterix Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, TransEnterix.

(ooo) “Unaccredited Investor” means a TransEnterix stockholder who does not complete and deliver to TransEnterix and SafeStitch prior to the Closing Date an investor questionnaire reasonably acceptable to TransEnterix and SafeStitch certifying that such stockholder is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act, provided, that TransEnterix and SafeStitch may mutually determine any TransEnterix stockholder is an “accredited investor” without having received such an investor questionnaire if they reasonably believe that such stockholder qualifies as an “accredited investor”.

Section 9.04. Interpretation and Other Matters. (a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(a) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words without limitation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b) Each of SafeStitch and TransEnterix has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter is readily apparent on the face of the information disclosed in the disclosure letter to the person to which such disclosure is being made. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement, that such information is material, constitutes or has resulted in or would reasonably be expected to result in a Material Adverse Effect or is outside the ordinary course of business. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, Material Adverse Effect” or other similar terms in this Agreement.

(c) SafeStitch agrees to cause Merger Sub to comply with its obligations under this Agreement.

Section 9.05. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties. Facsimile or other electronically transmitted signatures, including by e-mail attachment, shall be deemed originals for all purposes of this Agreement.

Section 9.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Section 6.08 (which shall be enforceable by the TransEnterix Indemnified Parties and such other persons who are entitled to the benefit of Section 6.08(a), (b) or Section 6.08(d), as the case may be), and except for the rights of TransEnterix’s stockholders to receive the Merger Consideration after the Effective Time in the event the Merger is consummated, are not intended to confer upon any Person other than the parties any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of this Agreement without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.07. Representations.

Each party hereto agrees that, except for the representations and warranties contained in Article III and Article IV of this Agreement, neither TransEnterix, SafeStitch or Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, including the Merger, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, each of the parties agrees that none of the other parties makes or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of such party or the future business, operations or affairs of such party heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it with respect to such party or the business, operations or affairs of such party, except to the extent and as expressly covered by a representation and warranty made in this Agreement.

Section 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

Section 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 9.10. Enforcement.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of posting bonds or similar undertakings in connection therewith, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Each of the parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth in Section 9.02 shall be effective service of process for any action, suit or proceeding brought against it, provided, however, that nothing contained in the foregoing clause shall affect the right of any party to serve legal process in any other manner permitted by applicable Legal Requirements.

Section 9.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Legal Requirements in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.12. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, SafeStitch, Merger Sub and TransEnterix have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SAFESTITCH MEDICAL, INC.

By:	/s/ Jeffrey G. Spragens

Name:	Jeffrey G. Spragens

Title:	President and Chief Executive Officer

TWEETY ACQUISITION CORP.

By:	/s/ Jeffrey G. Spragens

Name:	Jeffrey G. Spragens

Title:	President

TRANSENTERIX, INC.

By:	/s/ Todd M. Pope

Name:	Todd M. Pope

Title:	CEO

[SIGNATURE PAGE TO THE MERGER AGREEMENT]